Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                          INSTINET GROUP INCORPORATED,

                           DAIQUIRI MERGER CORPORATION

                                       and

                          ISLAND HOLDING COMPANY, INC.,

                            Dated as of June 9, 2002

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                                TABLE OF CONTENTS
                                                                            Page

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1.     Definitions......................................................2

     1.2.     Interpretation..................................................14

                                   ARTICLE II

                      THE MERGER; CONVERSION OF SECURITIES

     2.1.     The Merger......................................................15

     2.2.     Effective Time..................................................15

     2.3.     Closing of the Merger...........................................15

     2.4.     Effects of the Merger...........................................15

     2.5.     Certificate of Incorporation and Bylaws.........................16

     2.6.     Directors and Officers..........................................16

     2.7.     Conversion of Securities........................................16

     2.8.     Warrants and Stock Options......................................18

     2.9.     Exchange Procedures.............................................20

     2.10.    Distributions with Respect to Unsurrendered Certificates........21

     2.11.    No Further Ownership Rights.....................................21

     2.12.    No Fractional Shares of Parent Common Stock.....................21

     2.13.    No Liability....................................................22

     2.14.    Lost Certificates...............................................22

     2.15.    Withholding Rights..............................................22

     2.16.    Stock Transfer Books............................................22

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT

     3.1.     Due Organization, Good Standing and Power.......................23

     3.2.     Authorization and Validity of Agreements........................24

     3.3.     Absence of Conflicts............................................25

     3.4.     Financial Statements; No Material Adverse Change................25

     3.5.     Parent SEC Documents............................................27

     3.6.     Accounts Receivable; Customers..................................27

     3.7.     Title to Assets; Maintenance, Operation and Sufficiency of
              Assets..........................................................27

     3.8.     Insurance.......................................................28

     3.9.     Contracts.......................................................28

     3.10.    Proceedings.....................................................29

     3.11.    Compliance with Legal Requirements and Permits..................30

     3.12.    Permits.........................................................31

     3.13.    Intellectual Property...........................................31

     3.14.    Employee Relations..............................................33

     3.15.    Employee Benefits...............................................34

     3.16.    Taxes...........................................................36

     3.17.    Capitalization; Investments.....................................38

     3.18.    Environmental Matters...........................................40

     3.19.    Finders and Brokers.............................................40

     3.20.    Regulatory Registrations and Memberships........................40

     3.21.    Consents........................................................41

     3.22.    Takeover Statutes, etc..........................................42

     3.23.    Information Supplied............................................42

     3.24.    Relationships with Related Persons..............................42

     3.25.    Registration Rights.............................................42

     3.26.    Valid Authorization and Issuance................................42

                                   ARTICLE IV

                                    COVENANTS

     4.1.     Conduct of the Company Pending the Closing......................42

     4.2.     Parent's Conduct of the Business Pending the Closing............45

     4.3.     Further Actions.................................................48

     4.4.     Right of Access.................................................48

     4.5.     Prohibited Transactions.........................................49

     4.6.     Filings.........................................................49

     4.7.     Antitakeover Statutes...........................................50

     4.8.     Approval of Parent Share Issuance;  Registration................50

     4.9.     Stockholder Approvals...........................................51

     4.10.    Parent Rights Agreement.........................................52

     4.11.    UK Treasury Consent.............................................52

     4.12.    Announcements; Notification of Certain Matters..................52

     4.13.    Directors' and Officers' Indemnification........................52

     4.14.    Market Listing..................................................53

     4.15.    Rule 16(b)......................................................53

     4.16.    Transition......................................................53

     4.17.    Registration Rights Agreement...................................54

     4.18.    Tax Free Reorganization.........................................54

     4.19.    Affiliate Letters...............................................54

     4.20.    Shareholder Consent of Certain Executive Compensation
              Arrangements....................................................54

     4.21.    No Conversion...................................................55

     4.22.    Certain Payments................................................55

                                    ARTICLE V

                              CONDITIONS PRECEDENT

     5.1.     Conditions Precedent to Obligations of Parent and Merger Sub....55

     5.2.     Conditions Precedent to Obligations of the Company..............58

                                   ARTICLE VI

                                   TERMINATION

     6.1.     General.........................................................60

     6.2.     No Liabilities in Event of Termination..........................61

                                   ARTICLE VII

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

     7.1.     Continuation of Benefits........................................61

     7.2.     Service.........................................................61

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1.     No Survival of Representations and Warranties...................61

     8.2.     Notices.........................................................62

     8.3.     Entire Agreement;  Disclosure Schedules.........................63

     8.4.     Third Party Rights..............................................63

     8.5.     Assignability...................................................63

     8.6.     Waiver and Amendment............................................63

     8.7.     Expenses........................................................63

     8.8.     Counterparts....................................................63

     8.9.     Governing Law; Submission to Jurisdiction; Appointment of
              Agent for Service of Process....................................63


EXHIBITS

EXHIBIT A -         STOCKHOLDERS AGREEMENT
EXHIBIT B -         DATEK STOCKHOLDERS AGREEMENT
EXHIBIT C -         COMPANY VOTING AGREEMENT
EXHIBIT D -         DATEK VOTING AGREEMENT
EXHIBIT E -         PARENT VOTING AGREEMENT
EXHIBIT F -         AMENDED AND RESTATED CORPORATE AGREEMENT
EXHIBIT G -         AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARENT
EXHIBIT H -         PARENT BYLAW AMENDMENT
EXHIBIT I -         AMENDMENT TO CERTIFICATE OF INCORPORATION OF THE COMPANY
EXHIBIT J -         REGISTRATION RIGHTS TERM SHEET
EXHIBIT K -         FORM OF AFFILIATE LETTER
EXHIBIT 2.7(c)(i) - ALLOCATION OF MERGER CONSIDERATION

SCHEDULES

COMPANY DISCLOSURE SCHEDULE
PARENT DISCLOSURE SCHEDULE

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                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of as of June 9, 2002, is among iNSTINET Group Incorporated, a Delaware corporation ("Parent"); DAIQUIRI MERGER CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"); and ISLAND Holding cOMPANY, Inc., a Delaware corporation (the "Company") (each of Parent, Merger Sub and the Company a "Party" and, collectively, the "Parties").

                  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, their respective stockholders;

                  WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Reuters, Reuters C Corp, Reuters Holdings Switzerland SA, the Major Holders, the Management Holder and Parent are simultaneously entering into a Stockholders Agreement in the form attached as Exhibit A (the "Stockholders Agreement");

                  WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, and to induce Reuters, Reuters C Corp and Reuters Holdings Switzerland to enter into the Parent Voting Agreement, and as a condition to the willingness of such Persons to enter into such Agreements, Datek, Reuters and Parent are simultaneously entering into an agreement in the form of Exhibit B (the "Datek Stockholders Agreement");

                  WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Voting Holders, Parent and the Company are simultaneously entering into an agreement in the form of Exhibit C hereto (the "Company Voting Agreement") which among other things, requires that the Voting Holders vote in favor of, or consent to, as applicable, the adoption of this Agreement and approval of the Company Charter Amendment;

                  WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Datek and Parent are simultaneously entering into an agreement in the form of Exhibit D hereto (the "Datek Voting Agreement") which among other things, requires that Datek vote in favor of, or consent to, as applicable, the adoption of this Agreement and approval of the Company Charter Amendment;

                  WHEREAS, in order to induce the Company to enter into this Agreement and as a condition to the willingness of the Company to enter into this Agreement, Reuters, Reuters C Corp, Reuters Holdings Switzerland SA, Parent and the Company are simultaneously entering into an agreement in the form of Exhibit E hereto (the "Parent Voting Agreement") which among other things, requires that Reuters C Corp and Reuters Holdings Switzerland SA vote in favor of, or consent to, as applicable, approval of the Parent Charter Amendment and, if required, the Parent Share Issuance;

                  WHEREAS, in order to induce Reuters C Corp and Reuters Holdings Switzerland SA to enter into the Parent Voting Agreement, to induce Reuters, Reuters C Corp and Reuters Holdings Switzerland SA to enter into the Stockholders Agreement, and to induce the Company to enter into this Agreement, and as a condition to the willingness of Reuters, Reuters C Corp, Reuters Holdings Switzerland SA and the Company, as applicable, to enter into such agreements, Parent has agreed to enter into an Amended and Restated Corporate Agreement with Reuters substantially in the form of Exhibit F hereto (the "Amended and Restated Corporate Agreement");

                  WHEREAS, it is intended that the Merger constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement and Plan of Merger constitute, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code.

                  NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

                  1.1. Definitions. Unless the context shall otherwise require, terms used and not defined herein shall have the following meanings:

                  "Advent Holders" means, collectively, Advent Global GECC Limited, Advent Partners Limited Partnership, Advent Partners GPE III Limited Partnership, Advent Partners (NA) GPE III Limited Partnership, Advent PGGM Global Limited Partnership, Advent Partners DMC III Limited Partnership, Digital Media & Communications III, LP, Digital Media & Communications III-A, LP, Digital Media & Communications III-B, LP, Digital Media & Communications III-C, LP, Digital Media & Communications III-D, C.V., Digital Media & Communications III-E, C.V., First Union Capital Partners, LLC, Global Private Equity III Limited Partnership, Guayacan Private Equity Fund Limited Partnership, Advent Partners GPE IV Limited Partnership, Advent Partners (NA) GPE IV Limited Partnership and Global Private Equity IV Limited Partnership.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person.

                  "Agreement" means this Agreement and Plan of Merger.

                  "Aggregate Option/Warrant/SAR Spread" shall have the meaning specified in Section 2.7(c)(i).

                  "Amended and Restated Corporate Agreement" shall have the meaning specified in the recitals.

                  "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other Legal Requirements in any jurisdiction with similar effect or purpose or designed or intended to regulate competition.

                  "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

                  "Bain Holders" means, collectively, Bain Capital Fund VII, LLC, Bain Capital VII Coinvestment Fund, LLC, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B and BCI Datek Investors, LLC.

                  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Cause" means (a) the commission by an individual of any act or omission that would constitute a felony or other crime under applicable federal, state or foreign law determined by the members of the board of directors (excluding the applicable individual, if a director) to be material to such individual's role at Parent, (b) the commission by an individual of any act of moral turpitude, (c) fraud, dishonesty or a breach of fiduciary duty to an employer, its Affiliates and/or its stockholders, (d) continued alcohol or other substance abuse by an individual that renders him incapable of performing his material duties to the satisfaction of the Board of Directors of Parent or (e) any act or omission by an individual that is a material violation of any applicable federal or state or other securities law, regulation or rule or of any applicable rule or regulation of any self-regulatory organization.

                  "Certificate of Merger" shall have the meaning specified in
Section 2.2.

                  "Certificates" shall have the meaning specified in 2.9(b).

                  "Class A Per/Share Consideration" shall have the meaning specified in Section 2.7(c)(i).

                  "Class A Shares" means, collectively, the Class A-1 Shares and the Class A-2 Shares.

                  "Class A-1 Shares" means the Class A-1 Shares, par value $0.001 per share, of the Company.

                  "Class A-2 Shares" means the Class A-2 Shares, par value $0.001 per share, of the Company.

                  "Class L Per/Share Consideration" shall have the meaning specified in Section 2.7(c)(i).

                  "Class L Shares" means the voting Class L Shares, par value $0.001 per share, of the Company.

                  "Closing" and "Closing Date" shall have the meanings specified in Section 2.3.

                  "Code" shall have the meaning specified in the recitals to this Agreement.

                  "Commission" means the United States Securities and Exchange Commission.

                  "Company" shall have the meaning specified in the recitals to this Agreement.

                  "Company Affiliate" shall have the meanings specified in
Section 4.19.

                  "Company Board" means the Board of Directors of the Company.

                  "Company Broker-Dealer Subsidiaries" shall mean, collectively, Island ECN, Island Execution Services, LLC and Island Clearing, LLC.

                  "Company Charter Amendment" means an amendment to the Certificate of Incorporation of the Company in the form attached hereto as
Exhibit I.

                  "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Parent in connection with this Agreement.

                  "Company Group" means the Company and each of its Subsidiaries.

                  "Company Option Agreement" means any agreement to which the Company or Island ECN is a party and which provides for the grant or issuance of options to purchase Class A-1 Shares to any current or former employee of the Company or any of its Subsidiaries and that is identified on Section 1.1 of the Company Disclosure Schedule, other than any such agreement that evidences the grant of options under the Company Option Plan.

                  "Company Option Plan" means the Island ECN 2001 Stock Incentive Plan adopted by the Board of Directors of Island ECN on April 10, 2001.

                  "Company Options" means options to purchase Class A-1 Shares held by current or former officers, other employees or directors of the Company or any of its Subsidiaries that were granted to such Persons under the Company Option Plan or a Company Option Agreement.

                  "Company SAR Plan" means Island Holding Company, Inc. 2002 California Stock Appreciation Right Plan adopted by the Board of Directors of the Company on June 8, 2002.

                  "Company SAR" means stock appreciation rights in respect of Class A-1 Shares held by current or former employees of the Company or any of its Subsidiaries that were granted to such Persons under the Company SAR Plan.

                  "Company Security Holders Agreement" means that certain Amended and Restated Securityholders Agreement, dated December 15, 2000, by and between Island ECN and each of the Securityholders set forth on Schedule A thereto (as amended as of February 1, 2001 and as of December 31, 2001) and to which the Company is now party.

                  "Company Voting Agreement" shall have the meaning specified in the recitals to this Agreement.

                  "Confidentiality Agreement" means the confidentiality agreement dated August 6, 1999 between Datek and Parent.

                  "Consent" means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or
(ii) the consummation of any of the transactions provided for hereby or thereby.

                  "Constituent Documents" means, with respect to any Person, such Person's certificate or articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, partnership agreement, limited liability company agreement or other similar constituent, organizational and governing documents, as applicable.

                  "Contracts" means any and all contracts and agreements, whether written or oral, including those that are franchises, warranties, understandings, arrangements, leases of personal property, licenses of personal property, registrations, authorizations, mortgages, bonds, notes and other instruments.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

                  "Copyrights" shall have the meaning specified in the definition of "Intellectual Property".

                  "Customer" means any Person to whom a Party or any Subsidiary provides services under any Contract.

                  "Damages" means any and all obligations, liabilities, damages, injuries, fines, Liens, penalties, deficiencies, losses, Judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and reasonable attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements or other payments in respect of such payments), net of any recoveries, regardless of whether any of the foregoing are foreseeable or unforeseeable, matured or unmatured.

                  "Datek" means Datek Online Holdings Corp.

                  "Datek Distribution" means the distribution of Class A Shares and Class L Shares by Datek to holders of Datek capital stock (including Class X common stock) in connection with the consummation of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of May 16, 2002, by and between Datek, Ameritrade Holding Corporation, Arrow Stock Holding Corporation, Arrow Merger Corp. and Dart Merger Corp, as described under the heading "DATEK STOCKHOLDER AND FINANCIAL INFORMATION -- Reclassifications and Conversion of Datek Capital Stock" in the Registration Statement on Form S-4 filed by Arrow Stock Holding Corporation with the Commission on May 17, 2002.

                  "Datek Hedge Option Agreements" means each of the Hedge Option Agreements between Datek and the Company, dated April 10, 2001.

                  "Datek Stockholders Agreement" shall have the meaning specified in the recitals.

                  "Datek Voting Agreement" shall have the meaning specified in the recitals to this Agreement.

                  "DGCL" shall have the meaning specified in Section 2.1.

                  "Dissenting Shares" shall have the meaning specified in
Section 2.7(e).

                  "Dollars" and "$" mean United States dollars.

                  "Easements" means the easements and rights of way used or necessary to the business or operations of the Company Group or the Parent Group, as the case may be.

                  "Effective Time" shall have the meaning specified in Section 2.2.

                  "Employment Agreement" shall have the meaning specified in
Section 5.1(g).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

                  "Filing" means any filing with any Person or Authority required to be made by or on behalf of any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or
(ii) the consummation of any of the transactions provided for hereby or thereby (including the filing of the Parent Charter Amendment and the Company Charter Amendment with the Secretary of State of the State of Delaware).

                  "GAAP" means, at any particular time, United States generally accepted accounting principles as in effect at such time; provided, however, that if it was permissible to use more than one principle at such time in respect of a particular accounting matter and one of such permissible principles was employed, "GAAP" shall refer to the principle then so employed.

                  "Historical Financial Statements" means (i) the audited consolidated financial statements, including balance sheets, statements of income, statements of changes in stockholder's equity and cash flows for each of the years ended December 31, 2001 and December 31, 2000 (including the related notes and schedules thereto, and all auditors' reports thereon) for Island ECN and (ii) the Interim Financial Statements for the Company Group.

                  "Holders" means, collectively, the holders of the Class L Shares and the Class A-1 Shares.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

                  "Indebtedness" means, with respect to any Person, without duplication (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on ordinary trade terms incurred in the ordinary course of business), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) reimbursement obligations with respect to all letters of credit issued for the account of such Person, (iv) all guarantees issued by such Person in respect of obligations of any other Person of the type described in clauses (i), (ii), (iii) and (v), and (v) all payment obligations of such Person under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements.

                  "Intellectual Property" means any and all intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, assumed names and business names and the goodwill associated with the foregoing ("Trademarks");
(ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, "Patents"); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) writings and other works of authorship ("Copyrights"); (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, "Trade Secrets") ; (v) computer software, data files, source and object codes, user interfaces, application programming interfaces, manuals, databases and other specifications and documentation (collectively, "Software"); (vi) domain names and uniform resource locators; (vii) mask works;
(viii) moral rights; (ix) claims, causes of action or defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Authority in any jurisdiction.

                  "Interim Financial Statements" means the unaudited consolidated financial statements, including balance sheets, statements of income, statements of changes in stockholder's equity and cash flows for the period beginning January 1, 2002 and ending April 30, 2002 (including the related notes and schedules thereto) of the Company Group.

                  "IRS" means the United States Internal Revenue Service.

                  "Island ECN" means The Island ECN, Inc.

                  "Judgments" means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements or awards of any Authority or arbitrator.

                  "Leased Property" and "Leased Properties" shall have the meanings specified in Section 3.7(b).

                  "Legal Requirements" means any and all applicable (i) federal, territorial, state, local and foreign laws, ordinances, regulations, (ii) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (iii) rules, guidelines or interpretations of any Self-Regulatory Organization and
(iv) Judgments.

                  "Liabilities" means all liabilities or obligations and Damages arising therefrom or relating thereto (whether known, unknown, absolute, contingent or otherwise).

                  "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, and any security or similar agreement of any kind or nature whatsoever.

                  "Major Holders" means, collectively, the Bain Holders, the Silver Lake Holders and the TA Holders.

                  "Management Holder" means Edward J. Nicoll.

                  "Material Adverse Change" means any event, circumstance, condition or change giving rise to a Material Adverse Effect.

                  "Material Adverse Effect" means, with respect to a Person (i) any one or more events, circumstances, conditions or changes, which result in, or which would reasonably be interpreted or expected to result in, individually or in the aggregate, a material and adverse impact on the results of operations, liabilities or financial condition of such Person and its Subsidiaries, taken as a whole, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of such Person to perform any of its material obligations under this Agreement or any of the Related Agreements; provided, however, that in no event shall Material Adverse Effect be deemed to include the impact of any of the following, alone or in combination: (a) changes affecting the markets for order execution services generally (including SuperMontage), (b) changes in United States or worldwide economic or capital market conditions generally or in the United States economy generally, or (c) changes resulting from the adoption or implementation by any Authority of any Legal Requirement that is generally applicable to order execution services.

                  "Material Contract" means a Contract of the type described in clauses (i) through (xvii) of Section 3.9(a), irrespective of the date thereof; provided, that "Material Contract" shall not include any "Plan" (within the meaning of Section 3.15(a)) or any related contract or agreement disclosed under such Section.

                  "Merger Consideration" shall have the meaning specified in
Section 2.7(c).

                  "Merger Sub" shall have the meaning specified in the preamble to this Agreement.

                  "Merger" shall have the meaning specified in Section 2.1.

                  "NASD Waiver" shall have the meaning specified in Section 4.8(a).

                  "NASD" means the National Association of Securities Dealers, Inc.

                  "Net Capital" shall mean, with respect to a Person, the net capital within the meaning of Rule 15c3-1 under the Exchange Act and computed in accordance with the "aggregate indebtedness standard" or the "alternative standard," whichever standard is currently applicable for the relevant Person set forth in such Rule.

                  "Options" means, collectively, the Company Options and all Other Options.

                  "Option/Warrant/SAR Factor" shall have the meaning specified in Section 2.7(c)(i).

                  "Other Options" means, collectively, all options, other than Company Options, granted or issued by the Company or any of its Subsidiaries with respect to Class A Shares or other rights pursuant to which the Company or any of its Subsidiaries may be required to issue or deliver Class A Shares (including rights evidenced by a Datek Hedge Option Agreement).

                  "Other Substitute Option" shall have the meaning specified in
Section 2.8(c).

                  "Overlease" shall have the meaning specified in Section
3.7(d).

                  "Parent" shall have the meaning specified in the preamble to this Agreement.

                  "Parent Broker-Dealer Subsidiaries" means Instinet Corporation, Instinet Clearing Services, Inc., Lynch, Jones & Ryan and ProTrader Securities, L.P.

                  "Parent Bylaw Amendment" means an amendment to the Bylaws of Parent in the form attached hereto as Exhibit H.

                  "Parent Capitalization Date" shall have the meaning specified in Section 3.17(b).

                  "Parent Charter Amendment" means the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit G.

                  "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

                  "Parent Daily Price" means, for any trading day, the closing per share trading price of Parent Common Stock on Nasdaq on such Nasdaq trading day.

                  "Parent Disclosure Schedule" means the Disclosure Schedule delivered by Parent to the Company in connection with this Agreement.

                  "Parent Group" means Parent and each of its Subsidiaries.

                  "Parent Rights Agreement" means the Rights Agreement, dated as of May 15, 2001, between Parent and Mellon Investor Services LLC, as rights agent.

                  "Parent SEC Documents" means, collectively, Parent's registration statement on Form S-1 for its initial public offering and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to the effective date of such registration statement under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or prior to the Closing Date, in the form filed, or to be filed with the Commission.

                  "Parent Senior Management" shall have the meaning specified in
Section 4.2(a)(xii).

                  "Parent Share Issuance" shall have the meaning specified in
Section 3.2(a).

                  "Parent Share Price" means the average (rounded to the nearest 1/1,000 of a Dollar) of the Parent Daily Prices for the twenty (20) Nasdaq trading days ending on the fifth trading day prior to the date on which the Effective Time occurs, except that, for each trading day in the foregoing measurement period that is prior to the "ex date" (as defined below) with respect to the cash distribution contemplated by Section 4.2(a)(xv), the Parent Daily Price shall be adjusted subtracting the amount of cash to be distributed applicable to one share of Parent Common Stock. For purposes of the foregoing, the term "ex date" with respect to any distribution means the first date on which the Parent Common Stock trades, regular way, on NASDAQ without the right to receive the cash distribution contemplated by Section 4.2(a)(xv).

                  "Parent Voting Agreement" shall have the meaning specified in the recitals to this Agreement.

                  "Parties" shall have the meaning specified in the preamble to this Agreement.

                  "Party" shall have the meaning specified in the preamble to this Agreement.

                  "Party Broker-Dealer Subsidiaries" means, with respect to the Company, the Company Broker-Dealer Subsidiaries and, with respect to Parent, the Parent Broker-Dealer Subsidiaries.

                  "Party Disclosure Schedule" means, with respect to Company, the Company Disclosure Schedule and, with respect to Parent, the Parent Disclosure Schedule.

                  "Party Intellectual Property" means (i) the Party Owned Intellectual Property and (ii) the Party Licensed Intellectual Property.

                  "Party Licensed Intellectual Property" means, with respect to any Party, all Intellectual Property other than Party Owned Intellectual Property that is used under license or otherwise used by such Party or any of its Subsidiaries.

                  "Party Owned Intellectual Property" means, with respect to any Party, all Intellectual Property that is owned by such Party or any of its Subsidiaries.

                  "Party Records" means, with respect to a Party, data, records, information-related assets, customer lists and information, whether maintained on electronic, digital, hardcopy or magnetic media or in a database that are used by such Party or any of its Subsidiaries.

                  "Patents" shall have the meaning specified in the definition of "Intellectual Property".

                  "Permits" means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Legal Requirement.

                  "Permitted Encumbrances" means (i) Liens for Taxes, both general and special, not yet due and payable or which are being contested in good faith and have been reserved against in the Interim Financial Statements, or which do not have, individually or in the aggregate, a Material Adverse Effect, (ii) easements of record for electricity, water, gas and telephone lines serving the Leased Properties and the business conducted thereon and other easements of record or non-monetary Liens which do not have, individually or in the aggregate, a Material Adverse Effect, (iii) any laws, regulations or ordinances (including, but not limited to, those related to or affecting zoning, building and environmental matters) adopted or imposed by any Authority which do not have, individually or in the aggregate, a Material Adverse Effect, (iv) workmen's, landlord's or other similar liens imposed by law and arising or incurred in the ordinary course of business which do not have, individually or in the aggregate, a Material Adverse Effect, (v) public or private rights, if any, in such portion of the Leased Properties as may be presently used and recorded, for street, roadway, and/or alley purposes, which do not, individually or in the aggregate, have a Material Adverse Effect and (vi) any interest or title of a lessor or sublessor under any lease.

                  "Person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

                  "Plan" and "Plans" shall have the meanings specified in
Section 3.15(a).

                  "Proceeding" and "Proceedings" shall have the meanings specified in Section 3.10.

                  "Prohibited Transaction" shall have the meaning specified in
Section 4.5.

                  "Property" means, with respect to any Party, all assets and property owned by such Party or any of its Subsidiaries and any improvements thereto, including cash, personal property and intangible property.

                  "Real Property Lease" shall have the meaning specified in
Section 3.7(b).

                  "Registration Rights Agreement" shall have the meaning set forth in Section 4.17.

                  "Regulations" means the U.S. Federal Income Tax Regulations, as amended.

                  "Related Agreements" means, collectively, the Employment Agreement, the Stockholders Agreement, the Datek Stockholders Agreement, the Registration Rights Agreement, the Company Voting Agreement, the Datek Voting Agreement, the Parent Voting Agreement and the Amended and Restated Corporate Agreement.

                  "Related Person" with respect to another Person means (i) any officer, director, stockholder (other than stockholders who are not officers, directors or employees and who own capital stock representing less than 5% of the aggregate voting power entitled to vote in the election of directors generally), or key employee of the Person or any Subsidiary of the Person, or a member of any of the immediate families of any such Person who is an individual, or the grantor, settlor, beneficiary or trustee of any such Persons which is a trust, or an Affiliate of any of such Person or (ii) any Subsidiary of a Person described in clause (i).

                  "Required Company Vote" means the affirmative vote or consent of the holders of (i) a majority of the outstanding Class L Shares and Class A-1 Shares voting together as a single class in the case of the adoption of this Agreement and the Company Charter Amendment and (ii) 66 and 2/3% of the outstanding Class L Shares in the case of the Company Charter Amendment.

                  "Required Net Capital" means (i) with respect to Island ECN, $10,000,000, (ii) with respect to Island Execution Services, LLC, $2,000,000,
(iii) respect to Instinet Corporation, $20,000,000, (iv) with respect to Instinet Clearing Services, Inc. $50,000,000, (v) with respect to Lynch, Jones & Ryan, $5,000,000 and (vi) with respect to ProTrader Securities, L.P., $1,000,000.

                  "Required Parent Vote" means the affirmative consent of the holders of a majority of the outstanding Parent Common Stock.

                  "Returns" means any and all returns, statements, forms and reports for Taxes.

                  "Reuters" means Reuters Limited, a company organized under the laws of England and Wales.

                  "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

                  "Self-Regulatory Organization" shall have the meaning specified in Section 3(a)(26) of the Exchange Act.

                  "Shares" means the shares of capital stock of the Company.

                  "Silver Lake Holders" means, collectively, Silver Lake Partners, L.P., Silver Lake Investors, L.P. and Silver Lake Technology Investors, L.L.C.

                  "Significant Subsidiary" shall have the meaning specified in Rule 1-02 of Regulation S-X of the Commission.

                  "Software" shall have the meaning specified in the definition of "Intellectual Property".

                  "Stockholders Agreement" shall have the meaning specified in the recitals to this Agreement.

                  "Subsidiary" means, with respect to any Person, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors of such corporation is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through any Subsidiaries has more than a 50% equity interest at any time.

                  "Surviving Corporation" shall have the meaning specified in
Section 2.1.

                  "Substitute Option" shall have the meaning specified in
Section 2.8(b).

                  "Substitute SARs" shall have the meaning specified in Section 2.8(e).

                  "Substitute Warrant" shall have the meaning specified in 2.8(a).

                  "TA Holders" means, collectively, TA IX, LP, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, Advent Atlantic & Pacific III., L.P, TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners, 2000 Exchange Place Fund, LLC and 1998 GPH Fund, LLC.

                  "Takeover Statutes" shall have the meaning specified in
Section 3.22.

                  "Tax Return" means any report, estimate, declaration of estimated taxes, information statement or return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

                  "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, ad valorem taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, gift taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation premiums, and other obligations of the same or of a similar nature.

                  "Third Party" means any Person not a signatory to this Agreement.

                  "Trade Secrets" shall have the meaning specified in the definition of "Intellectual Property".

                  "Trademarks" shall have the meaning specified in the definition of "Intellectual Property".

                  "UK Treasury Consent" means the consent of Her Majesty's Treasury to the consummation of the transactions contemplated hereby under
Section 765 of the Income and Corporation Taxes Act of 1988.

                  "Voluntary Bankruptcy" means, with respect to any Person, an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

                  "Voting Holders" means, collectively, the Major Holders, the Management Holder, the Advent Holders and Finanzas B.V.

                  "Warrants" means warrants issued by the Company to purchase Class A-2 Shares.

                  1.2. Interpretation. In this Agreement and in the Schedules and Exhibits hereto:

                  (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

                  (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

                  (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

                  (d) references to any Party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

                  (e) whenever in this Agreement, a Contract or instrument is referred to as "enforceable," such statement shall be deemed to be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity;

                  (f) the words "include", "includes" and "including" are not limiting and are deemed to be followed by the words "without limitation"; and

                  (g) all words used in this Agreement will be construed to be of such gender or number as the circumstances require.

                                   ARTICLE II

                      THE MERGER; CONVERSION OF SECURITIES

                  2.1. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of Merger Sub shall cease. If Parent so elects, the Merger shall instead be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation.

                  2.2. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Certificate of Merger"), immediately following the Closing, provided that if the office of the Secretary of State is not open at such time, the certificate shall be filed as soon as possible thereafter. The Merger shall become effective upon such filing or at such time thereafter as the Parties shall agree and as shall be provided in the Certificate of Merger (the "Effective Time").

                  2.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by Parent, which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto.

                  2.4. Effects of the Merger. Except as otherwise provided in
Section 2.7 with respect to the effect of the Merger on capital stock, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

                  2.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL; provided, that at the Effective Time, Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this corporation is Island Holding Company, Inc. (hereinafter referred to as the "Corporation")." The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL.

                  2.6. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, resignation, or removal or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective death, resignation, or removal or until his or her respective successor is duly elected and qualified.

                  2.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities of the Company or Merger Sub:

                  (a) Securities of Merger Sub. The issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly owned Subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Shares.

                  (i) Subject to Section 2.7(e), the aggregate consideration to be paid in the Merger (the "Merger Consideration") in respect of the Shares outstanding immediately prior to the Effective Time shall equal a number of fully paid and non-assessable shares of Parent Common Stock equal to (x) 85 million (85,000,000) minus (y) the aggregate number of shares of Parent Common Stock constituting the Option/Warrant/SAR Factor. The number of shares of Parent Common Stock constituting the "Option/Warrant/SAR Factor" shall equal the sum of
(A) the quotient of (1) the Aggregate Option/Warrant/SAR Spread and (2) the Parent Share Price plus (B) one-half of the quotient of (1) the aggregate exercise or strike price of all Options, Warrants and Company SARs outstanding at the date hereof (as set forth in Section 3.17 of the Company Disclosure Schedule) less the aggregate exercise or strike price of any such Options, Warrants and Company SARs which have been surrendered or forfeited without exercise thereof prior to the Effective Time and (2) the Parent Share Price plus
(C) the quotient of (1) the aggregate exercise or strike price of all Options and Company SARs granted after the date hereof or not otherwise set forth in
Section 3.17 of the Company Disclosure Schedule and outstanding at the Effective Time and (2) the Parent Share Price. The "Aggregate Option/Warrant/SAR Spread" shall be equal to (x) the product of the Parent Share Price multiplied by the number of shares of Parent Common Stock issuable upon the exercise of, or covered by, all Substitute Warrants, Substitute Options, Other Substitute Options and Substitute SARs into and for which the then-outstanding Warrants, Company Options, Other Options and Company SARs are converted and exchanged at the Effective Time pursuant to Section 2.8 minus (y) the aggregate exercise price or strike price (as set forth in Section 3.17 of the Company Disclosure Schedule) of all Options, Warrants and Company SARs outstanding immediately prior to the Effective Time. The Merger Consideration shall be allocated among the Class A Shares and the Class L Shares outstanding immediately prior to the Effective Time in the manner contemplated by the Certificate of Incorporation of the Company as modified by the Company Charter Amendment; provided, that for the purposes of such allocation (x) there shall be deemed to be no Dissenting Shares and (y) all Shares to be cancelled pursuant to Section 2.7(b) shall be deemed to have been cancelled. The Parties agree that the example of the allocation of the Merger Consideration set forth in Exhibit 2.7(c)(i) hereto accurately reflects the method of allocating such Merger Consideration in accordance therewith. The number of shares of Parent Common Stock allocated to each Class A Share shall be the "Class A Per/Share Consideration" and the number of shares of Parent Common Stock allocated to each Class L Share shall be the "Class L Per/Share Consideration". For the avoidance of doubt, references to the "strike price" of Company SARs shall be deemed references to the "base price" of such Company SARs.

                  (ii) Subject to Section 2.12, each Class L Share issued and outstanding immediately prior to the Effective Time, other than Class L Shares to be cancelled in accordance with Section 2.7(b) and other than Dissenting Shares, shall be converted into and be exchanged for the right to receive the Class L Per/Share Consideration.

                  (iii) Subject to Section 2.12, each Class A-1 Share issued and outstanding immediately prior to the Effective Time, other than Class A-1 Shares to be cancelled in accordance with Section 2.7(b) and other than Dissenting Shares, shall be converted into and be exchanged for the right to receive the Class A Per/Share Consideration.

                  (d) Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event (or Parent establishes a record date for any such transaction which record date occurs prior to the Effective Time), the amount of shares of Parent Common Stock constituting the Class L Per/Share Consideration and the Class A Per/Share Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

                  (e) Dissenting Shares.

                  (i) Any Shares held by a holder who has demanded and perfected appraisal rights for such Shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration pursuant to Section 2.7(c), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

                  (ii) Notwithstanding the provisions of subsection (i) above, if any holder of Shares who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's Shares shall automatically be converted into and represent the right to receive Merger Consideration as provided in Section 2.7(c), without interest thereon, upon surrender of the certificates representing such Shares.

                  (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal of any Shares under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable Legal Requirements (in which case Parent shall be consulted), voluntarily make any payment with respect to any demands for the appraisal of Shares or offer to settle or settle any such demands or approve any withdrawal of such demands.

                  (iv) From and after the Effective Time, no holder of Shares who has demanded appraisal rights as provided in Section 262(d) of the DGCL shall be entitled to vote such stockholder's Shares for any purpose or to receive payment of dividends or other distribution with respect to such Shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Time).

                  2.8. Warrants and Stock Options.

                  (a) Warrants. Subject to Section 2.12 and Section 2.7(d), each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for, and shall represent, a warrant (a "Substitute Warrant") to purchase the number of fully paid and nonassessable shares of Parent Common Stock equal to the product of (x) the number of Class A-2 Shares issuable upon exercise of the Warrant multiplied by (y) the Class A Per/Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the per Share exercise price applicable under such Warrant immediately prior to the Effective Time divided by
(B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration.

                  (b) Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof but subject to Section 2.7(d), each then outstanding Company Option, whether or not then vested or exercisable, shall be converted into and constitute an option (a "Substitute Option") to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time (including, without limitation, such terms and conditions relating to vesting and expiration), a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of Class A-1 Shares issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (ii) the Class A Per/Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of
(A) the per Share exercise price applicable under such Company Option immediately prior to the Effective Time divided by (B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration; provided that the rounding down of the number of shares of Parent Common Stock covered by the Company Options shall be done on a holder by holder basis, taking into account all shares of Parent Common Stock Company that, upon conversion of all Company Options held by such holder immediately prior to the Effective Time, will be subject to the Substitute Options held by such holder immediately after such conversion.


                  (c) Other Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof but subject to
Section 2.12 and Section 2.7(d), each then outstanding Other Option, whether or not then exercisable (except any such Other Option that cannot as of the date hereof by its terms become exercisable in the future), shall be converted into and constitute an option (an "Other Substitute Option") to acquire, on the same terms and conditions as were applicable under such Other Option immediately prior to the Effective Time (including, without limitation, such terms and conditions relating to exercisability and expiration), a number of shares of Parent Common Stock equal to the product of (i) the number of Class A Shares issuable upon exercise of such Other Option immediately prior to the Effective Time multiplied by (ii) the Class A Per Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of
(A) the per Share exercise price applicable under such Other Option immediately prior to the Effective Time divided by (B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration.

                  (d) Filing of S-8. No later than the Business Day after the Closing Date, Parent shall file one or more registration statements under the Securities Act, on Form S-8, or another appropriate form, covering the shares of Parent Common Stock subject to the Substitute Options and Other Substitute Options (if and to the extent eligible for inclusion on Form S-8) and shall cause such registration to remain in effect until the exercise or expiration of all of the Substitute Options.

                  (e) Company SARs. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof but subject to
Section 2.7(d), each then outstanding Company SAR, whether or not then vested or exercisable, shall be converted into and constitute a stock appreciation right (a "Substitute SAR"), on the same terms and conditions as were applicable under such Company SAR immediately prior to the Effective Time (including, without limitation, such terms and conditions relating to vesting and expiration), with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of Class A-1 Shares covered by such Company SAR immediately prior to the Effective Time multiplied by (ii) the Class A Per/Share Consideration, at a strike price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the per Share strike price applicable under such Company SAR immediately prior to the Effective Time divided by (B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration; provided that the rounding down of the number of shares of Parent Common Stock covered by the Company SARs shall be done on a holder by holder basis, taking into account all shares of Parent Common Stock Company that, upon conversion of all Company SARs held by such holder immediately prior to the Effective Time, will be subject to the Substitute SARs held by such holder immediately after such conversion.

                  (f) Further Actions. As soon as reasonably practicable following the date of this Agreement, the Company shall amend the Company Option Plan, the Company SAR Plan and the Island ECN Key Employee Equity Incentive Plan to (A) subject to Section 4.1(a)(xvii) preclude the grant of any new or additional Company Options, Company SARs or any other awards thereunder after the date hereof and through the Effective Time and (B) provide that the Company Option Plan, the Company SAR Plan and the Island ECN Key Employee Equity Incentive Plan will automatically terminate as of the Effective Time, subject to consummation of the Merger, provided that the terms of the Company Option Plan or, if applicable, the Company Option Agreement shall continue to apply to the Substitute Options until exercise or expiration thereof, as the case may be, and the terms of the Company SAR Plan shall continue to apply to the Substitute SARs until exercise or expiration thereof, as the case may be. The Company shall take all other action required in order to effect, or permit Parent to effect, the provisions of this Section 2.8.

                  2.9. Exchange Procedures. (a) Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger. On the date on which the Effective Time occurs, Parent shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of shares, certificates representing shares of Parent Common Stock constituting the portion of the Merger Consideration to be paid in respect of the Class L Shares and Class A-1 Shares outstanding immediately prior to the Effective Time.

                  (b) Record holders of Shares immediately prior to the Effective Time shall be entitled to deliver their Certificates at the Closing together with the letter of transmittal and other documents required by this
Section 2.9 and, assuming all such documents are reasonably satisfactory to Parent, Parent shall or shall cause the Exchange Agent to deliver the appropriate Parent Common Stock and any cash due to such record holder promptly following the Effective Time. In the case of record holders of Shares who do not comply with the preceding sentence, the Surviving Corporation shall cause the Exchange Agent to mail, within two Business Days after the Effective Time, to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable consideration specified in
Section 2.7. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or the Surviving Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor (x) in the case of Certificates representing Class L Shares, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7(c)(ii) (after taking into account all Class L Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.12 and any dividends and other distributions pursuant to Section 2.10; and (y) in the case of Certificates representing Class A-1 Shares, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 2.7(c)(iii) (after taking into account all Class A-1 Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.12 and any dividends and other distributions pursuant to Section
2.10. No interest will be paid or will accrue on any cash payable pursuant to this Article II.

                  2.10. Distributions with Respect to Unsurrendered Certificates. From and after the Effective Time and until surrendered in accordance with the provisions of this Article II, each Certificate (other than Certificates for Shares to be cancelled pursuant to Section 2.7(b) and other than Certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive in accordance with the terms hereof, the applicable consideration set forth in Section 2.7. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.12 until such holder shall surrender such Certificate in accordance with Section 2.9. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.12 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

                  2.11. No Further Ownership Rights. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Sections 2.10 and 2.12) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

                  2.12. No Fractional Shares of Parent Common Stock.

                  (a) Shares. No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Price.

                  (b) Warrants and Other Options. Notwithstanding any other provision of this Agreement, each holder of a Warrant or an Other Option converted pursuant to the Merger into a Substitute Warrant or an Other Substitute Option, as the case may be, who would, upon exercise of such Substitute Warrant or Other Substitute Option, otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account the exercise by such holder of all of such holder's Substitute Warrants or Other Substitute Options converted pursuant to the Merger) shall, upon the exercise by such holder of the last remaining Substitute Warrants or last remaining Other Substitute Options then held by such holder, receive, in lieu of such fraction of a share of Parent Common Stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Price.

                  2.13. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any consideration payable hereunder delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  2.14. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed Certificate the applicable consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

                  2.15. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable Legal Requirements. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

                  2.16. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares or Warrants thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent for any reason shall be converted into the consideration payable with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
Section 2.12 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT

                  The Company represents and warrants to Parent with respect to itself and its Subsidiaries, and Parent represents and warrants to the Company with respect to itself and its Subsidiaries, subject to (i) in the case of the Company, such exceptions as are disclosed in writing in a corresponding numbered section of the Company Disclosure Schedule and (ii) in the case of Parent, disclosure contained in, or incorporated by reference into, Parent's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002, in each case as filed prior to the date hereof, (other than (A) the cautionary statements regarding forward-looking statements prior to Part I of each of such Form 10-K and Form 10-Q and (B) the section of Part I, Item 1 of such Form 10-K entitled "Certain Factors that May Effect Our Business") and such additional exceptions as are disclosed in writing in a corresponding numbered section of the Parent Disclosure Schedule (it being understood that (x) matters disclosed in or incorporated by reference into, Parent's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002 shall be deemed disclosed for purposes of particular representations and warranties of Parent only to the extent the applicability of such disclosure to such representations and warranties is reasonably apparent and (y) matters disclosed in one section of a Party Disclosure Schedule shall be deemed disclosed for purposes of other representations or warranties of such Party to the extent the applicability of such disclosure to such other representations and warranties is reasonably apparent), as follows:

                  3.1. Due Organization, Good Standing and Power.

                  (a) Such Party and each of its Subsidiaries (i) is a corporation or other entity duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and, if applicable in its jurisdiction of incorporation or formation, in good standing and has the requisite power and authority to own, lease and operate its assets and to conduct the business now being conducted by it and, on the Closing Date, will have the requisite power and authority to own, lease and operate its assets and to conduct the business being conducted by it on the Closing Date and (ii) is qualified to do business in each jurisdiction where its ownership of assets or conduct of business so requires except where the failure to be so qualified, individually or in the aggregate, has not caused and is not reasonably expected to cause a Material Adverse Effect with respect to such party.

                  (b) In the case of the Company, the Company has provided Parent with true, correct and complete copies of the Constituent Documents of the Company and each of its material Subsidiaries. In the case of Parent, true, correct and complete copies of Parent's Constituent Documents are included as exhibits to the Parent SEC Documents filed prior to the date hereof.

                  3.2. Authorization and Validity of Agreements. (a) Such Party has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of such Party has, by the requisite vote of those present, duly and validly authorized the execution, delivery and performance of this Agreement and each of the Related Agreements to which such Party is or will be a party and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by such Board of Directors for the consummation of the transactions, including the Merger, contemplated hereby and thereby and has (i) by resolution approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement; (ii) determined that such transactions are advisable and fair to, and in the best interests of, such Party and its stockholders. The board of directors of each of the Company and Merger Sub has resolved to recommend that the stockholders of such Party approve and adopt this Agreement and the agreement of merger (within the meaning of Section 251 of the DGCL) contained herein. No other corporate proceedings on the part of such Party are necessary to authorize this Agreement and each of the Related Agreements to which such Party is or will be a party or to consummate the transactions contemplated hereby and thereby (other than (x) in the case of the Company, with respect to the adoption of this Agreement and the adoption of the Company Charter Amendment, the Required Company Vote and (y) in the case of Parent, with respect to approval of the issuance of Parent Common Stock hereunder (the "Parent Share Issuance") and the adoption of the Parent Charter Amendment, the Required Parent Vote). This Agreement and each of the Related Agreements to which such Party is or will be a party has been, or if not executed on the date hereof upon Closing will have been, duly and validly executed and delivered by such Party and each constitutes, or will upon execution by such Party constitute, a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms.

                  (b) The board of directors of each of the Company and Merger Sub has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of such Party for their approval by written consent or at a meeting to be held for that purpose. The board of directors of the Company has directed that the Company Charter Amendment be submitted to the stockholders of the Company for their approval by written consent or at a meeting to be held for that purpose. The board of directors of Parent has directed that the Parent Charter Amendment and, unless the NASD Waiver is obtained, the Parent Share Issuance be submitted to the stockholders of Parent for their approval by written consent. The Required Company Vote with respect to the adoption of this Agreement and the Company Charter Amendment, in the case of the Company, and the Required Parent Vote with respect to the Parent Share Issuance and the Parent Charter Amendment, in the case of Parent, and the approval by Parent as holder of all of the outstanding capital stock of Merger Sub, with respect to the adoption of this Agreement, in the case of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of such Party necessary to adopt the agreement of merger contained within this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote of or consent by the stockholders of such Party is required by law, the articles of incorporation or the by-laws of such Party or otherwise in order for such Party to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby, and no vote of stockholders is required to approve any Related Agreement or to consummate the transactions contemplated thereby.

                  (c) Each of such Party's Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement, if it is a party hereto, and each of the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of such Party's Subsidiaries of this Agreement (if it is a party hereto) and each Related Agreement to which it is or will be a party and the consummation by each such Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. In the case of the Company, no holder of Shares or Warrants has any right of first refusal or similar right arising or resulting from the transactions contemplated by this Agreement under the Company Security Holders Agreement.

                  (d) In the case of Parent, the board of directors of Parent has taken all requisite action such that the Parent Bylaw Amendment shall become effective at the Effective Time.

                  3.3. Absence of Conflicts. The execution, delivery and performance by such Party of this Agreement and any Related Agreement to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby, and the execution, delivery and performance by each of such Party's Subsidiaries of this Agreement (if it is a party hereto) and each Related Agreement to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby, does not and will not: (i) violate any material Legal Requirement applicable to such Party or any of its Subsidiaries, (ii) conflict with, or result in the breach of any provision of any Constituent Documents of such Party or any of its Subsidiaries, (iii) result in the creation of any Lien upon any of the assets of such Party or any of its Subsidiaries, (iv) trigger any "change of control" clause or similar clause in any Material Contract to which such Party or any of its Subsidiaries is a party (v) as of the Effective Time, trigger the provisions of any shareholder rights plan or other anti-takeover device, including any fair price provisions thereof, to which such Party or any of its Subsidiaries is a party, that such Party or any of its Subsidiaries has adopted or by which such Party or any of its Subsidiaries is bound, or (vi) violate, conflict with or result in the breach or termination of, or accelerate any right or provision under, or otherwise give any other Person the right to terminate, modify or accelerate any right or provision under, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default, or give any Person the right to accelerate any right or provision, under the terms of any Material Contract or Permit to which such Party or any of its Subsidiaries is a party or by which its assets, properties or businesses are bound.

                  3.4. Financial Statements; No Material Adverse Change.

                  (a) In the case of the Company, the Historical Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial position and results of operation of the Company and its Subsidiaries as of April 30, 2002, December 31, 2001 and December 31, 2000, except, in the case of the Interim Financial Statements for normal year-end adjustments (which shall not, individually or in the aggregate, be material in amount) and the absence of detailed footnotes. Except as set forth or adequately reserved for in the Historical Financial Statements or the Interim Financial Statements, or as set forth in Section 3.4(a) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, other than liabilities (i) incurred in the ordinary course and conduct of its business since December 31, 2001 which do not involve borrowings and are not in excess of $1,000,000 in the aggregate at any given time, (ii) of a type not required to be disclosed on a balance sheet or (in the case of matters existing as of December 31 of any year) footnotes thereto in accordance with GAAP or (iii) arising out of or connected with this Agreement or any Related Agreements or the transactions contemplated hereby or thereby.

                  (b) In the case of Parent, each of the balance sheets contained in or incorporated by reference into any Parent SEC Document (including the related notes and schedules thereto) presents fairly or will present fairly, in each case, in all material respects, the financial position of Parent as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) presents fairly or will present fairly, in each case, in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Parent for the periods to which they relate, in each case in accordance with applicable requirements under the Securities Act or the Exchange Act, as the case may be, and GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments (which shall not, individually or in the aggregate, be material in amount) and the absence of detailed footnotes in the case of unaudited statements. Except as set forth or adequately reserved for in the financial statements contained in the Parent SEC Documents filed prior to the date hereof, or as set forth in Section 3.4(b) of the Parent Disclosure Schedule, none of Parent nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, other than liabilities (i) incurred in the ordinary course and conduct of its business since December 31, 2001 which do not involve borrowings and are not in excess of $4,000,000 in the aggregate at any given time, (ii) of a type not required to be disclosed on a balance sheet or (in the case of a year-end balance sheet) footnotes thereto in accordance with GAAP or
(iii) arising out of or connected with this Agreement or any Related Agreements or the transactions contemplated hereby or thereby.

                  (c) Since December 31, 2001, there has been no Material Adverse Change with respect to such Party.

                  (d) Since December 31, 2001 until the date hereof, each of such Party and its Subsidiaries has conducted its business in the usual and ordinary course, consistent with past practice, except for the transactions explicitly contemplated or permitted by this Agreement.

                  (e) None of such Party or any of its Subsidiaries has any Indebtedness, except, in the case of the Company, as set forth in the Interim Financial Statements.

                  (f) Each of such Party and its Subsidiaries that are subject to Rule 15c3-1 under the Exchange Act as of the date hereof has, and as of the Closing Date will have, Required Net Capital.

                  3.5. Parent SEC Documents. In the case of Parent, the Parent SEC Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the Commission.

                  3.6. Accounts Receivable; Customers.

                  (a) The accounts receivable included, in the case of the Company, in the Interim Financial Statements, or, in the case of Parent, the financial statements contained in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2002, constitute all of the accounts receivable of such Party and its Subsidiaries, as of March 31, 2002, other than those reserved for in the allowance for doubtful accounts on the statements of financial condition contained within, in the case of the Company, the Interim Financial Statements, or, in the case of Parent, the financial statements contained in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2002. All of such accounts receivable are, and those existing on the Closing Date will be, existing accounts receivable arising in the ordinary course of business.

                  (b) In the case of the Company, it derives no revenue from customers outside the United States and has no activities outside the United States that would, in combination with the activities of the Parent and its Affiliates, require any Filing to be made with any Authority outside the United States under Antitrust Laws.

                  3.7. Title to Assets; Maintenance, Operation and Sufficiency of Assets.

                  (a) Such Party and each of its Subsidiaries has good and valid title to all material personal property owned by it, free and clear of all Liens, subject to Permitted Encumbrances.

                  (b) None of such Party or any of its Subsidiaries is the fee owner of any real property. Such Party or one of its Subsidiaries, as applicable, owns the lessee's interest in each real property and interest in real property which is leased, directly or indirectly, by such Party or any of its Subsidiaries or in respect of which such Party or any of its Subsidiaries has an option to enter a lease (individually, a "Real Property Lease") (any real property of which such Party or one of its Subsidiaries, as applicable, has a leasehold interest in and is specified in a Real Property Lease being sometimes referred to herein individually as a "Leased Property" and, collectively, as the "Leased Properties"), in each case free and clear of all Liens of any nature whatsoever except Permitted Encumbrances.

                  (c) None of the Leased Properties is subject to any lease, sublease, license or other agreement granting to any Person other than such Party or one of its Subsidiaries any right to the use, occupancy or enjoyment of the Leased Properties or any part thereof.

                  (d) Section 3.7(d) of its Party Disclosure Letter sets forth a list of each Real Property Lease to which such Party or any of its Subsidiaries is a party and each lease under which any such Real Property Lease is a sublease (an "Overlease"). Each such Real Property Lease and Overlease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default or event that, with the lapse of time or the giving of notice or both, would constitute a material default under any Real Property Lease or Overlease by such Party or by any of its Subsidiaries and such Party has no knowledge of a material default by any other party thereto. Such Party has made available to the other Party a true, correct and complete copy of each Real Property Lease and each Overlease, including all amendments, modifications, supplements, side letters and consents affecting the obligations of any party thereunder. No previous or current party to any such Real Property Lease or Overlease has given written notice of or made a written claim with respect to any breach or default thereunder.

                  (e) Such Party and its Subsidiaries own or lease all buildings, real property, improvements, machinery, equipment, personal property and other tangible assets necessary for the conduct of, and used or held by such Party or its Subsidiaries in connection with, the businesses and operations of such Party and its Subsidiaries as they are currently being conducted.

                  3.8. Insurance. Such Party maintains or has another Person maintain on its behalf, insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of such Party and its and each of its Subsidiaries which such Party reasonably believes are of the type and in amounts customarily carried by Persons conducting businesses similar to those of such Party and its Subsidiaries. All premiums payable under each such policy have been duly paid to date and each such insurance policy is in full force and effect and is not voidable on account of any act, omission or nondisclosure on the part of any Party or its Subsidiaries. None of such Party or any of its Subsidiaries is in default with respect to any provision of any of such insurance policies. There is no material claim by such Party or any of its Subsidiaries pending under any of such policies and bonds and no such material claim made since December 31, 2000 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies or bonds.

                  3.9. Contracts.

                  (a) Section 3.9 of its Party Disclosure Schedule lists all Material Contracts of such Party as of the date hereof. Except as set forth in
Section 3.9 of its Party Disclosure Schedule, as of the date hereof, none of such Party or any of its Subsidiaries is bound by (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock or membership interests, (ii) any Contract relating to capital expenditures in excess of $1,000,000, in the case of the Company, or $4,000,000, in the case of Parent (in each case, either individually or in the aggregate), (iii) any Contract relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), (iv) other than loans to Customers in the ordinary course of business or trade credit extended in the ordinary course of business, any loan or advance by such Party or its Subsidiaries to, or investment by such Party or any of its Subsidiaries in, any other Person, any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits in excess of $1,000,000, in the case of the Company, and $4,000,000, in the case of Parent, (v) any guarantee in respect of any Indebtedness of any Person (other than in the ordinary course of business and other than any guarantees of Indebtedness of such Party or any of its Subsidiaries), (vi) any management, service, consulting or any other similar type Contract requiring payment of fees in excess of $1,000,000 per year, in the case of the Company, or $4,000,000 per year, in the case of Parent, (vii) any Contract directly or explicitly limiting in any material respect the ability of such Party or any of its Subsidiaries to engage in any line of business or to compete with any Person, (viii) any warranty, guaranty or the similar undertaking with respect to contractual performance extended by such Party or any of its Subsidiaries other than in the ordinary course of business, (ix) any Contract which, or the termination of which, would have a Material Adverse Effect on such Party, (x) any Contract involving a potential annual commitment or payment by such Party or any of its Subsidiaries in excess of $1,000,000 in the aggregate, in the case of the Company, or $4,000,000 in the aggregate, in the case of Parent, that cannot be terminated by such Party or any of its Subsidiaries which is a party to such Contract without liability exceeding $300,000, in the case of the Company, or $1,200,000, in the case of Parent, upon less than one year's notice, (xi) any collective bargaining agreement with any labor union or other representative of employees, (xii) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (xiii) any Contract that would result in the merger of such Party or any of its Subsidiaries with or into or consolidation of such Party or any of its Subsidiaries with another Person (other than mergers of wholly-owned Subsidiaries), (xiv) any Contract with any Authority or other public entity other than in the ordinary course of business,
(xv) [RESERVED], (xvi) any other material Contract which was entered into other than in the ordinary course of business or (xvii) any material amendment, modification or supplement in respect of any of the foregoing. Each Material Contract to which such Party or any of its Subsidiaries is a party is in full force and effect, there exists no material default or event of default thereunder by such Party or any of its Subsidiaries or, to such Party's knowledge, by any other party thereto. With respect to acts, omissions or circumstances relating to such Party or its Subsidiaries, no other Person has the right to terminate, modify or accelerate any right or provision under any such Material Contract and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time, the happening of any further event or condition or any combination thereof would become a material default or event of default by such Party or any of its Subsidiaries, or give any such other Person the right to terminate, modify or accelerate any right or provision, thereunder. Such Party has no knowledge of any act, omission or circumstance relating to any other Person party to any such Material Contract that would provide such Party or its Subsidiaries with the right to terminate, modify or accelerate any right or provision under any such Material Contract or would constitute an event, occurrence, condition or act which, with the giving of notice, the lapse of time, the happening of any further event or condition or any combination thereof would become a material default or event of default by such other Person under any such Material Contract.

                  (b) Except as otherwise indicated in Section 3.9(a) of its Party Disclosure Schedule, prior to the date hereof, such Party has made available to Parent or the Company, as applicable, and its representatives correct and complete copies of all written Material Contracts.

                  3.10. Proceedings. There is no suit, action or legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or any governmental investigation (each, a "Proceeding" and collectively, "Proceedings"), pending or, to such Party's knowledge, threatened, before any Authority or arbitrator (i) as of the date hereof, seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, (ii) which bears a reasonable likelihood of having a Material Adverse Effect with respect to such Party or (iii) seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit any material Permit used or held by such Party or any of its Subsidiaries. There are no unsatisfied Judgments singly, or in the aggregate, for an amount in excess of $300,000, in the case of the Company, or $1,200,000, in the case of Parent, outstanding against such Party or any of its Subsidiaries.

                  3.11. Compliance with Legal Requirements and Permits. Such Party and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements and Permits. In addition, to the best of such Party's knowledge, none of such Party, any of its Subsidiaries nor their respective directors, officers, managers or employees:

                  (a) has received any written notification or communication from any Authority (i) asserting that any such Person is not in compliance in all material respects with any Legal Requirement, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any such Person's Permit, franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, or governmental authorization, (iii) requiring any such Person to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), or (iv) restricting or disqualifying such Person's activities (except for restrictions generally imposed by (A) rule, regulation or administrative policy on brokers or dealers generally or (B) by a Self-Regulatory Organization);

                  (b) is aware of any pending or threatened investigation, review or disciplinary proceeding by any Authority against such Party or any of its Subsidiaries, or any manager, officer, director or employee thereof;

                  (c) is, nor is any Affiliate thereof, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, "electronic communications network" (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act), "alternative trading system" (as defined in Rule 300 of Regulation ATS under the Exchange Act), municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and, to such Party's knowledge, there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation;

                  (d) is required to be registered as a broker-dealer, investment company, investment adviser, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent under any Legal Requirement;

                  (e) has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with the Commission, the securities commission of any state or foreign jurisdiction or any Authority and is duly registered, licensed or qualified as such and such registrations are in full force and effect; or

                  (f) since December 31, 2000, has been the subject of any customer complaint involving an amount exceeding, individually or in the aggregate, U.S. $50,000.

                  3.12. Permits. All material Permits currently used or held by such Party or any of its Subsidiaries are in full force and effect. Such Party and each of its Subsidiaries has, to the extent required, made all Filings necessary to request the timely renewal or issuance of all material Permits necessary prior to the Closing for it to own, operate, use and maintain its assets and to conduct its business as it is currently being conducted.

                  3.13. Intellectual Property.

                  (a) Section 3.13(a) of its Party Disclosure Schedule sets forth a complete and correct list of the following categories of Party Owned Intellectual Property: (i) all registered Trademarks and those unregistered Trademarks material to the business currently conducted by such Party and its Subsidiaries taken as a whole; (ii) all Patents; (iii) all registered Copyrights; (iv) Software that is material to the business currently conducted by such Party and its Subsidiaries taken as a whole (other than commercial "shrink wrap" software); in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number,
(D) a description of the Trademark, Copyright, Patent or Software (including a description of the number of copies of such Software) and (E) the status of the application or registration, including deadlines for any renewals or other required filings. Section 3.13(a) of the Party Disclosure Schedule separately sets forth a list of (x) all agreements that are material to the business currently conducted by such Party and its Subsidiaries taken as a whole under which such Party or any of its Subsidiaries uses or has the right to use any Party Licensed Intellectual Property and (y) all agreements that are material to the business currently conducted by such Party and its Subsidiaries taken as a whole under which such Party or any of its Subsidiaries has licensed to others the right to use any Party Intellectual Property, in each case, specifying the parties to the agreement, a description of the Intellectual Property that is licensed, any royalty payments owed thereunder, and whether the license is exclusive or non-exclusive.

                  (b) The Party Intellectual Property constitutes all of the Intellectual Property that is (i) material or (ii) necessary to the business of such Party or any of its Subsidiaries, in each case, as such business is currently conducted, and such Party and its Subsidiaries own, or license or otherwise possess full, legally enforceable rights to use the Party Intellectual Property to the extent and in the manner currently being used by such Persons and, in the case of the Party Owned Intellectual Property, such rights are free and clear of conditions, adverse claims or other restrictions, Liens or any requirement of any past, present or future royalty payments other than immaterial restrictions, except non-exclusive rights granted by such Party or any of its Subsidiaries in the ordinary course of business.

                  (c) Such Party and its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain the Party Intellectual Property and where such Party or its Subsidiaries have registered any Party Owned Intellectual Property, all such registrations are registered in the name of such Party or one of its Subsidiaries, as the case may be, and, if material to the business currently conducted by such Party and its Subsidiaries taken as a whole, are valid and subsisting.

                  (d) Such Party and its Subsidiaries have taken commercially reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Party Intellectual Property. To such Party's knowledge, all use, disclosure or appropriation by any Person of Trade Secrets that comprise any part of the Party Intellectual Property has been pursuant to the terms of a written agreement with such Person; and all use, disclosure or appropriation by such Party or any of its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

                  (e) Such Party and each of its Subsidiaries has secured and has a policy to secure valid written assignments from all consultants, contractors and employees who contribute or have contributed to the creation or development of any Party Owned Intellectual Property of all of the rights to such contributions that each of such Party or its Subsidiaries do not already own by operation of law.

                  (f) Such Party's and its Subsidiaries' use or exploitation of
(i) to the knowledge of such Party, Patents and Trademarks comprising the Party Intellectual Property, and (ii) any other Party Intellectual Property, and the conduct and operations of such Party's and its Subsidiaries' businesses as currently conducted, and the provision of goods and services therein, do not infringe upon, misappropriate, violate or conflict with the rights of any Person (including rights in Intellectual Property). There is not now, nor in the last three (3) years has there been, any pending, or to such Party's knowledge threatened, assertion or claim asserting that such Party's or any of its Subsidiaries' use or exploitation of any Party Intellectual Property, the conduct or operations of the business of such Party or any of its Subsidiaries or the provision of goods and services therein infringes upon, misappropriates, violates or conflicts with the rights of any Person (including rights in Intellectual Property). Neither such Party nor any of its Subsidiaries is a party to any Proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any Person.

                  (g) To such Party's knowledge, the Party Intellectual Property and such Party's and its Subsidiaries' rights with respect thereto, including their respective rights to use any of the Party Intellectual Property, are valid and enforceable. There is not currently, nor in the last three (3) years has there been, any pending or, to such Party's knowledge threatened, assertion or claim challenging the validity or enforceability of, or contesting such Party's or any of its Subsidiaries' rights with respect to, any of the Party Intellectual Property or any agreement relating thereto.

                  (h) Neither such Party nor any of its Subsidiaries has given or received any notice of default or of any event which with the giving of notice, lapse of time or both would constitute a default under any agreement relating to the Party Intellectual Property; neither such Party nor any of its Subsidiaries, nor, to such Party's knowledge, any other party thereto, currently is in default with regard to any agreement relating to the Party Intellectual Property, and, except to the extent the same has not caused, and could not be reasonably expected to cause, a Material Adverse Effect, there exists no condition or event (including, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default or event of default by such Party or any of its Subsidiaries under any agreement relating to the Party Intellectual Property, or would give any Person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien on the Party Intellectual Property.

                  (i) To such Party's knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Party Intellectual Property or any material breaches by any Person of any licenses or agreements involving the Party Intellectual Property.

                  (j) No Person other than such Party or any of its Subsidiaries possesses any current or contingent rights to, or otherwise uses, any source code that is part of the Party Owned Intellectual Property (including through any escrow account).

                  (k) Each of such Party and each of its Subsidiaries has obtained any and all necessary consents from customers with regard to each of such Party's and its Subsidiaries', as the case may be, collection and dissemination of personal customer information in accordance in all material respects with any applicable privacy policy published or otherwise communicated by such Party or any of its Subsidiaries and any applicable Legal Requirements. Each of such Party's and each of its Subsidiaries' practices regarding the collection and use of customer personal information are and have been in accordance in all material respects with such privacy policies and with all applicable Legal Requirements.

                  (l) The Party Records are and shall be true and correct in all material respects as of the Closing Date and are and have been generated, formatted, maintained and stored by such Party and its Subsidiaries in accordance with prudent practices, industry standards and applicable Legal Requirements. In the case of the Company, the transfer of its Party Records to the Surviving Corporation does not violate any applicable Legal Requirement, order or Contract to which the Company or any of its Subsidiaries is party, including the privacy policies of the Company or any of its Subsidiaries.

                  3.14. Employee Relations.

                  (a) (i) The employees employed by such Party or any of its Subsidiaries are not represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees and (iii) to such Party's knowledge, there are no other Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by such Party or any of its Subsidiaries.

                  (b) (i) Since January 1, 2000 there has not occurred or been threatened any strike, slow down, picketing, work stoppage, concerted refusal to work or other similar labor activities with respect to employees employed by such Party or any of its Subsidiaries and (ii) no material grievance, arbitration or other Proceeding relating to or involving such Party or any of its Subsidiaries is pending or, to such Party's knowledge, threatened.

                  (c) Such Party and its Subsidiaries are in compliance with all Legal Requirements relating to the employment or termination of employment of all former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of such Party and its Subsidiaries, except where the failure to be in compliance has not caused and is not reasonably expected to result in a Material Adverse Effect on such Party or any of its Subsidiaries.

                  (d) No individual has been treated by such Party or any of its Subsidiaries as a "leased employee" (within the meaning of Section 414(n) of the Code). There are no complaints, charges or claims against such Party or any of its Subsidiaries pending or, to such Party's knowledge, threatened to be brought by or filed with any Authority based on, arising out of, in connection with or otherwise relating to the employment or retention or termination of employment or retention by such Party or any of its Subsidiaries of any individual currently or formerly employed or retained in the business of such Party or any of its Subsidiaries including individuals classified by such Party or any of its Subsidiaries as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including, without limitation, any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation that has caused or would reasonably be expected to result in the incurrence of a Material Adverse Effect with respect to such Party.

                  3.15. Employee Benefits.

                  (a) Section 3.15(a) of its Party Disclosure Schedule sets forth a complete and correct list of each plan, program, arrangement or agreement which is an employment, consulting, termination, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase or other equity-based, severance, life, health, disability, accident insurance or other welfare, vacation or other fringe benefit or other employee benefit or compensation plan, program, arrangement or agreement, including any "employee benefit plan," within the meaning of Section 3(3) of ERISA, covering any current or former employee, director or consultant of such Party or any of its Subsidiaries, or to which such Party or any of its Subsidiaries has any obligation to contribute or is a party, or with respect to which such Party or any of its Subsidiaries has any Liability (including any Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (each a "Plan" and, collectively, the "Plans"). With respect to each Plan, a true and complete copy of the document embodying the Plan, as amended, and any related trust agreements, insurance contracts or other funding arrangements, administration, service or other similar agreements, investment management and advisory agreements and all summary plan descriptions related thereto as amended as of the date hereof, and the two most recent Forms 5500, including financial statements and actuarial valuations, required to be filed with the IRS with respect to each of the Plans have been made available by the Company to Parent or by Parent to the Company, as applicable.

                  (b) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and, to the knowledge of the Company or Parent, as applicable, nothing has occurred since the date of such letter that could reasonably be expected to cause any such Plan to cease to be so qualified that cannot be corrected pursuant to an IRS or Department of Labor voluntary correction program at a cost that is not material.

                  (c) Such Party and each of its Subsidiaries has complied with and performed all obligations required to be performed by it under each Plan and, to such Party's knowledge, each Plan has been maintained and administered in all respects in accordance with its terms and all applicable Legal Requirements, except where the failure to perform such obligations or so comply has not caused and would not be reasonably expected to result in the incurrence of any material Liability by such Party or any of its Subsidiaries. No event, transaction or condition has occurred or exists or is reasonably expected to occur or exist in connection with which such Party, any of its Subsidiaries or any Plan, directly or indirectly, has incurred or is reasonably expected to be subject to any Liability under ERISA, the Code or any other Legal Requirement applicable to any employee benefit plans, except for any such event, transaction or condition the occurrence or existence of which has not caused and would not be reasonably expected to result in the incurrence of any material Liability by such Party, any of its Subsidiaries or any Plan.

                  (d) No Plan is subject to Title IV of ERISA or Section 412 of the Code. No Plan is a Multiemployer Plan (within the meaning of Section 3(37) of ERISA) or a Multiple Employer Plan (within the meaning of Section 413(c) of the Code) and neither such Party nor any of its Subsidiaries has any material contingent Liability with respect to any Plan subject to Title IV of ERISA.

                  (e) The consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any employee, former employee, consultant or director of such Party or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of a material amount, (ii) increase by a material amount the amount of compensation due to any such employee, consultant or director or (iii) accelerate the time of vesting, payment or funding of any compensation, stock incentive or other benefit payable or awarded to any such employees, consultants or directors. The consummation of the transactions contemplated hereby, either alone or in combination with any other event, will not result in any "excess parachute payment" in respect of any employee, consultant or stockholder of such Party or any of its Subsidiaries within the meaning of Section 280G of the Code that is not exempt from the provisions of Sections 280G and 4999 of the Code.

                  (f) Neither such Party nor any of its Subsidiaries or Affiliates has communicated to any of its employees any plan or commitment to create any additional material employee benefit or compensation plan, program or arrangement or to amend or modify in any material respect or to terminate any existing Plan or any other employee benefit or compensation plan or arrangement.

                  (g) With respect to each Plan, there are no pending or, to such Party's knowledge, threatened Proceedings (other than routine claims for benefits) with respect to such Plan or against the assets of such Plan.

                  (h) None of such Party nor any of its Subsidiaries has any obligation or Liability to provide health or life insurance benefits to retirees or other former employees under any Plan, other than benefits mandated by
Section 4980B of the Code. To such Party's knowledge, there has been no communication to any employee of such Party or any of its Subsidiaries that would reasonably be expected to promise or guarantee any such employee retiree health or life insurance benefits on a permanent basis.

                  (i) None of such Party nor any of its Subsidiaries nor any Plan is under audit or is the subject of a pending or, to such Party's knowledge, threatened audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

                  (j) Such Party and its Subsidiaries have timely paid all contributions, premiums and expenses payable by it to or in respect of each Plan under the terms thereof and in accordance with applicable Legal Requirements and, to the extent any such contributions, premiums or expenses are not yet due, the Liability therefor has been properly and adequately accrued on the Historical Financial Statements and the Interim Financial Statements of such Party.

                  (k) None of the assets of any Plan are invested in "employer securities" or "employer real property" within the meaning of Section 407 of ERISA.

                  3.16. Taxes.

                  (a) Such Party and each of its Subsidiaries has timely filed (taking into account all available extensions) all material Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of such Party and each of its Subsidiaries, as the case may be) required to be filed by applicable Legal Requirements and have paid or accrued in such Party's financial statements in accordance with GAAP all material amounts due in respect of Taxes (whether or not actually shown on such Tax Returns) for all periods covered by such Tax Returns. All such Tax Returns are true, correct and complete in all material respects.

                  (b) The amount of such Party's and its Subsidiaries' liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed by a material amount the amount accrued in respect of Taxes (excluding amounts for deferred taxes to reflect book-tax timing differences) as shown in the Interim Financial Statements, in the case of the Company, or the financial statements contained in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2002, in the case of Parent, in each case as adjusted through the date of this Agreement in the ordinary course of business.

                  (c) No deficiency with respect to Taxes has been proposed, asserted or assessed against such Party or any of its Subsidiaries in writing by any Tax authority. Neither such Party nor any of its Subsidiaries has received any written notice from any Tax authority of any examinations, audits or litigation involving Taxes, or of any proposed assessments or adjustments regarding Taxes. There are and have been within the past five years no examinations, audits or litigation involving a material amount of Taxes involving such Party or any of its Subsidiaries. As of the date hereof, neither such Party nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and the period during which any assessment against such Party or any of its Subsidiaries may be made by the United States Internal Revenue Service (the "IRS") or other appropriate taxing authority has expired or will expire without waiver or extension of any such period by such Party or any of its Subsidiaries.

                  (d) There are no agreements relating to allocating or sharing of Taxes of which such Party or any of its Subsidiaries is a party. Neither such Party nor any of its Subsidiaries is currently under any contractual obligation to indemnify any Person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any agreement providing for payments by such Party or any of its Subsidiaries with respect to any amount of Taxes.

                  (e) Neither such Party nor any of its Subsidiaries will be required after the Closing Date to pay any Tax which arises as a result of its joint and/or several liability for such Tax under Treasury regulation section 1.1502-6 or any comparable provision of any Tax law, except to the extent that such Tax is attributable to an adjustment by the Tax authority of the taxable income or loss of such Party or any of its Subsidiaries, as the case may be.

                  (f) Neither such Party nor any or its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code.

                  (g) Neither such Party nor any of its Subsidiaries has agreed to or is required to make, any adjustment under Code Section 481(a) or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party or otherwise. Neither such Party nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of such Party or any of its Subsidiaries.

                  (h) Neither such Party nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which such Party or any of its Subsidiaries may be subject, other than the affiliated group of which such Party is the common parent.

                  (i) Such Party has made available to the other Party true and complete copies of all Tax Returns of such Party and its Subsidiaries (including pro forma returns where applicable) for tax years beginning on or after 1998. No audit reports have been issued since 1998 (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of such Party or any of its Subsidiaries.

                  (j) Such Party and each of its Subsidiaries has withheld from its employees and timely paid to the appropriate authority, in compliance with all Tax withholding provisions under applicable Legal Requirements, material amounts which should have been withheld for all periods until the date of the Closing.

                  (k) Such Party has complied in all material respects with any requirements to maintain books and records pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

                  (l) No claim has been made in writing on or after January 1, 2000, by any authority in a jurisdiction where neither such Party nor any of its Subsidiaries files Tax Returns that such Party or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                  (m) No Liens for Taxes exist with respect to any asset of such Party or any of its Subsidiaries, except for statutory liens for Tax not yet due.

                  3.17. Capitalization; Investments.

                  (a) With respect to the Company, the authorized capital stock of the Company consists of (i) 30,000,000 Class A-1 Shares, of which 3,000,000 shares are designated as Series A-1A Common Stock, 4,400,000 shares are designated as Series A-1B Common Stock, 3,500,000 shares are designated as Series A-1C Common Stock, 2,500,000 shares are designated as Series A-1D Common Stock, 1,000,000 shares are designated as Series A-1E Common Stock, and 15,600,000 shares are designated as Series A-1F Common Stock; (ii) 4,000,000 Class A-2 Shares; and (iii) 2,200,000 Class L Shares. As of the date hereof, (i) 2,111,464.9 Class L Shares are issued and outstanding; (ii) 16,824,268.7 Class A-1 Shares are issued and outstanding; (iii) 1,165,680 Class A-1 Shares are subject to outstanding Company Options issued pursuant to the Company Option Plan, 2,500,000 Class A-1 Shares are reserved for issuance under the Company Option Plan, 16,405 Class A-1 Shares are subject to outstanding Company Options issued pursuant to Company Option Agreements, and 2,185,121 Class A-2 Shares are reserved for issuance under outstanding Warrants; (iv) 1,106,641 Class A-1 Shares are subject to Other Options of which 1,096,641 Class A-1 Shares are subject to Other Options issued to Datek pursuant to the Datek Hedge Option Agreements; (v) 14,565 Class A-1 Shares are subject to outstanding Company SARs issued pursuant to the Company SAR Plan and 500,000 Class A-1 Shares are reserved for grant under the Company SAR Plan and (vi) no Shares were issued and held in the treasury of the Company. Section 3.17 of the Company Disclosure Schedule sets forth a complete and correct list of all Shares, Warrants, Options and Company SARs, the holders thereof, the class of Shares for which any such Options or Company SARs are exercisable, the exercise prices for the Warrants and Options and the number of Warrants and Options at each such price, including the aggregate exercise or strike price for all Warrants and Options as of the date hereof and the strike prices for the Company SARs and the number of Company SARs at each such price, including the aggregate strike price for all Company SARs as of the date hereof. All the outstanding Shares and Warrants are, and Shares issuable upon the exercise of Options and Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Other than as described above or as permitted by
Section 4.1(a)(xvii), there have been no issuances of shares of the capital stock or other securities of the Company or of options, warrants or rights with respect to Shares or other securities of the Company, other than issuances of Shares pursuant to Options or Warrants outstanding on the date hereof as fully reflected on Section 3.17 of the Company Disclosure Schedule (or pursuant to additional Company Options granted after the date hereof, to the extent permitted by this Agreement). Except as set forth above, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Company or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate schedule of the ownership of all issued and outstanding Class A Shares and Class L Shares immediately prior to the Effective Time assuming (i) that the Datek Distribution has occurred and (ii) the other assumptions set forth in such schedule.

                  (b) With respect to Parent, the authorized capital stock of Parent consists of 950,000,000 shares of common stock, $0.01 par value per share, and 200,000 shares of preferred stock, $0.01 par value per share. As of May 31, 2002 (the "Parent Capitalization Date"), (i) 248,738,970 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent preferred stock were issued and outstanding; (iii) 27,284,221 shares of Parent Common Stock were subject to outstanding options issued pursuant to the Parent 2000 Stock option Plan, 34,118,000 shares of Parent Common Stock were reserved for issuance under the Parent 2000 Stock Option Plan; and (iii) 185,455 shares of Parent Common Stock were issued and held in the treasury of Parent. All the outstanding shares of Parent Common Stock, and the shares of Parent Common Stock issuable upon exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Other than as described above or as otherwise permitted under this Agreement, since the Parent Capitalization Date there have been no issuances of shares of the capital stock or other equity securities of Parent or of options, warrants or rights with respect to shares of Parent Common Stock or other equity securities of Parent, other than issuances of shares of Parent Common Stock pursuant to options. Except as set forth above, and except for the transactions contemplated or permitted by this Agreement, (1) there are no shares of capital stock of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or other capital stock of Parent or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of Parent or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business.

                  (c) All of the outstanding capital stock or other equity interests of such Party's Subsidiaries is owned by such Party, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), and there are no irrevocable proxies with respect to such capital stock or other equity interests.

                  (d) Such Party, does not, directly or indirectly (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) Control any other Person, in each case other than its Subsidiaries.

                  3.18. Environmental Matters. Except as has not caused a Material Adverse Effect, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by such Party or any of its Subsidiaries and, to the knowledge of such Party, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by such Party or any of its Subsidiaries.

                  3.19. Finders and Brokers. Neither such Party nor any of its Subsidiaries has entered into any other contract, arrangement or understanding with any Person, nor is such Party aware of any claim or basis for any claim based upon any act or omission of such Party or any of its Subsidiaries, which may result in the obligation of Parent, the Company or any of their respective Subsidiaries to pay to any Person other than, in the case of the Company, Credit Suisse First Boston Corporation and Morgan Stanley & Co. (all of whose fees and expenses will be paid by the Company), or, in the case of Parent, Lehman Brothers (all of whose fees and expenses will be paid by Parent) any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby. The Company has made available to Parent complete and correct copies of all engagement letters or other Contracts between Credit Suisse First Boston Corporation and the Company or any of its Affiliates relating to the transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of all engagement letters or other Contracts between Lehman Brothers and Parent or any of its Affiliates relating to the transactions contemplated by this Agreement.

                  3.20. Regulatory Registrations and Memberships.

                  (a) The Party Broker-Dealer Subsidiaries are registered with the Commission as broker-dealers under Section 15(b) of the Exchange Act, and are members in good standing of the NASD or other applicable Self-Regulatory Organization. Section 3.20(a) of its Party Disclosure Schedule sets forth (i) the jurisdictions in which each Party Broker-Dealer Subsidiary is registered as a broker-dealer, (ii) the jurisdictions of the United States of America in which each Party Broker-Dealer Subsidiary does business but is not registered as a broker-dealer, and (iii) for each jurisdiction referenced in clause (ii), the exception from registration of which each Party Broker-Dealer Subsidiary is availing itself. Other than the Party Broker-Dealer Subsidiaries, neither such Party nor any of its Subsidiaries is required to be registered with the Commission as a broker-dealer under Section 15(b) of the Exchange Act.

                  (b) Section 3.20(b) of its Party Disclosure Schedule lists all of the Self-Regulatory Organizations of which such Party or any of its Subsidiaries is a member.

                  (c) Such Party and each of its Subsidiaries, and to such Party's knowledge, each of the managers, officers, directors and employees of such Party and each of its Subsidiaries who is required to be registered as a broker-dealer, a registered principal or in a similar capacity with any Authority is duly registered as such and all such registrations are in full force and effect. All Legal Requirements in respect of such registrations have been complied with and, as currently filed, all such registrations and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects. Each of the Party Broker-Dealer Subsidiaries is in compliance with Rule 15c3-1 under the Exchange Act and any net capital requirements imposed by any Self-Regulating Organization of which it is a member.

                  (d) Neither such Party nor any of its Subsidiaries is required to be registered with the Commission as a national securities exchange under the Exchange Act.

                  (e) Each of the Company Broker-Dealer Subsidiaries, in the case of the Company, and the Parent Broker-Dealer Subsidiaries, in the case of Parent, is in compliance with Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to Customers. Other than the Company Broker-Dealer Subsidiaries, in the case of the Company, or the Parent Broker-Dealer Subsidiaries, in the case of Parent, none of such Party nor any of its Subsidiaries has or does extend or arrange credit for any Customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

                  3.21. Consents. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any Self-Regulatory Organization of which such Party or any of its Subsidiaries is a member, the Securities Act, the Exchange Act or state securities or "blue sky" laws and the HSR Act, the filing and recordation of a certificate of merger as required by the DGCL the filing of the Parent Charter Amendment and the Company Charter Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL in the case of Parent and the Company, respectively, receipt of the UK Treasury Consent, if required, and as otherwise set forth in Section 3.21 of its Party Disclosure Schedule, neither such Party nor any of its Subsidiaries or Affiliates is required to submit any notice, report or other filing with any Authority, and no waiver, consent, approval or authorization of any Authority is required to be obtained by such Party or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement or the Related Agreements.

                  3.22. Takeover Statutes, etc. The board of directors of such Party has approved the Merger for purposes of Section 203 of the DGCL if such
Section is applicable to such Party. Except for compliance with Section 4.10 in the case of Parent, such Party has taken all action required to be taken by it in order to exempt this Agreement and the Related Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Related Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Statutes"), including, without limitation, any antitakeover provision in such Party's Constituent Documents.

                  3.23. Information Supplied. None of the information supplied or to be supplied by such Party in writing for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date mailed or provided to holders of Shares or holders of Parent Common Stock and at the time of any meeting of holders of Shares in accordance with Section 4.9, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in light of the circumstances under which they were made or necessary to make the statements therein not misleading.

                  3.24. Relationships with Related Persons. As of the date hereof, no Related Person of such Party or any of its Subsidiaries is a party to any material written Contract with, or has a material claim or right against or interest in any material assets or properties of or used by, such Party or any of its Subsidiaries, nor does such Party or any of its Subsidiaries have any material claim or right against any Related Person of such Party or any of its Subsidiaries.

                  3.25. Registration Rights. Neither such Party nor any of its Subsidiaries is presently under any obligation or has granted any rights to register under the Securities Act any of its outstanding securities.

                  3.26. Valid Authorization and Issuance. In the case of Parent, all shares of Parent Common Stock to be issued by Parent as a result of the Merger and under the Substitute Options, the Other Substitute Options and the Substitute Warrants, when issued, shall be duly authorized and validly issued, and shall be fully paid and nonassessable and free of preemptive rights.

                                   ARTICLE IV

                                    COVENANTS

                  4.1. Conduct of the Company Pending the Closing. The Company covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time:

                  (a) except with the prior written consent of Parent, or as explicitly contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, take, or commit to take, any of the following actions:

          (i) amend its Constituent Documents (other than the Company Charter Amendment);

          (ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

          (iii) make any material change in its lines of business;

          (iv) (A) acquire, sell, lease or dispose of fixed assets outside the ordinary course of business for an amount, individually or in the aggregate, in excess of $1,000,000 or (B) acquire or dispose of (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein for an amount, individually or in the aggregate, in excess of $1,000,000;

          (v) enter into, amend, modify or terminate any Material Contract other than consulting agreements entered into in the ordinary course of business consistent with past practice with Persons other than Related Persons;

          (vi) create any material non wholly-owned subsidiary or enter into any material joint venture or partnership with any other Person;

          (vii) merge with or into, or consolidate with or convert into, another Person (other than mergers between wholly-owned Subsidiaries);

          (viii) terminate, or amend or modify in any material respect, any material Permit, government approval or other similar right, other than (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement or (C) in the ordinary course of business;

          (ix) except for sales or purchase orders or other similar agreements for the sale or purchase of goods or services entered into in the ordinary course consistent with past practice and to be performed within a period of twelve months from the date of entry, and except for capital expenditures in accordance with the annual budget included in Section 4.2 of the Company Disclosure Schedule, make, amend or modify any capital expenditures that will create or result in aggregate capital expenditure commitments on the part of the Company or any of its Subsidiaries in excess of $1,000,000;

          (x) settle any litigation, arbitration or administrative proceeding at a cost in excess of $500,000 in any one case or $1,500,000 in the aggregate or pursuant to terms that impose material restrictions on the business of the Company Group;

          (xi) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

          (xii) make or agree to make any payment of cash or distribution of assets to any of the Holders or their Affiliates, by way of dividend or otherwise;

          (xiii) directly or indirectly redeem, purchase or otherwise acquire any Class L Shares, Class A-1 Shares, Warrants, other equity interests, options, warrants, calls, preemptive rights, subscriptions or other rights of any member of the Company Group;

          (xiv) unless in the ordinary course of business with respect to employees and consultants and, subject to Section 4.1(a)(v) in accordance with its existing policies and past practice or as may be required by applicable Legal Requirements, (A) grant or commit to grant any increases in wages, salaries or benefits of any of its officers, employees, consultants, independent contractors or directors unless required by an agreement existing as of the date hereof, (B) enter into, commit to, or amend any Plan or any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for any current or former officer, employee, consultant, independent contractor or director, (C) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of an existing Plan or agreement to any officer, employee, consultant, independent contractor or director, whether past or present, or accelerate the vesting, funding or payments of any compensation payment, equity award or benefit to any such Person or group of Persons, or (D) commit itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement, welfare, fringe or other employee benefit or compensation plan, agreement or arrangement, with or for the benefit of any of the Company's or any of its Subsidiaries' current or former officers, employees, consultants, independent contractors or directors, provided that no action described in any of the foregoing clauses (A) through (D) may be taken with respect to any individual listed in Section 4.1(a)(xiv) of the Company Disclosure Schedule unless such action is required by applicable Legal Requirements;

          (xv) impair the value of, or fail to use commercially reasonable efforts to maintain, any of its material Party Intellectual Property;

          (xvi) make or revoke any Tax election or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

          (xvii) except as set forth in Section 4.1(a)(xvii) of the Company Disclosure Schedule, issue any shares of capital stock of the Company or any of its Subsidiaries (except pursuant to the exercise of Warrants or Options outstanding on the date hereof in accordance with the terms thereof) or any warrants, options, calls, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to sell, transfer, issue or otherwise grant any such capital stock or any rights in respect thereof;

          (xviii) settle or compromise any material Tax Liability;

          (xix) file any federal income or material state Tax Return or amend any federal income or material state Tax Return that was previously filed in either case without complying with Section 4.1(b)(iii); or

          (xx) allow any pending application for registration as a national securities exchange under the Exchange Act to become effective.

                  (b) except with the prior written consent of Parent, or as explicitly contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to:

          (i) conduct their operations in the usual and ordinary course of business, substantially consistent with past practice, and use commercially reasonable efforts to keep available the services of their present employees and contract service providers and to preserve relationships with those Persons having business relationships with the Company Group, maintain in effect current insurance coverage and maintain in effect all material Permits held;

          (ii) promptly after obtaining knowledge thereof, give notice to Parent of any claim (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Material Adverse Effect with respect to the Company; and

          (iii) for purposes of Section 4.1(a)(xix), provide Parent with a copy of a draft of any Tax Return, and Parent shall then have 10 Business Days after the date of receipt of such Tax Return to provide its written consent, which consent shall not be unreasonably withheld.

                  (c) For purposes of Sections 4.1(a) and (b), Parent (i) must notify the Company of its determination to consent or withhold consent within 5 Business Days of any request therefor, except as provided in Section 4.1(b)(iii), and (ii) may not withhold any such consent if, in Parent's good faith judgment, after consultation with outside counsel, such withholding would constitute a violation of applicable Antitrust Laws. Failure to consent or withhold consent by 5:00 p.m. New York time on the fifth Business Day following receipt of a request therefor shall be deemed consent.

                  4.2. Parent's Conduct of the Business Pending the Closing. Parent covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time:

                  (a) except with the prior written consent of the Company, or as explicitly contemplated by this Agreement or as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to, take, or commit to take, any of the following actions:

          (i) amend the Constituent Documents of Parent (other than the Parent Charter Amendment and the Parent Bylaw Amendment);

          (ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

          (iii) make any material change in its lines of business;

          (iv) sell, lease or dispose of fixed assets outside the ordinary course of business for an amount in excess of $50,000,000 in any one case or $100,000,000 in the aggregate;

          (v) enter into, modify, amend or terminate any Contract (whether or not in writing) of the type described in Section 3.24 (disregarding the materiality standard set forth therein) which would be reasonably likely to result in a transfer of value from Parent and its Subsidiaries, on the one hand, to Reuters or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, (or vice versa) in excess of $50,000,000 in any individual case or $100,000,000 in the aggregate (such as providing for payments, receipts or expenditures, or, in the case of a modification or amendment, additional payments, receipts or expenditures; provided, that Parent shall, to the extent permitted by applicable Antitrust Laws, consult with the Chairman of the Company prior to entering into, amending, terminating or modifying any material Contract (whether or not in writing) of the type described in Section 3.24;

          (vi) (A) acquire or dispose of (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein or any fixed assets outside the ordinary course of business or (B) enter into, amend, modify or terminate any Material Contract of the type described in Section 3.9(a)(iv) or
          Section 3.9(a)(xii) other than (x) for an amount (in cash or the fair market value of Parent Common Stock or other consideration) in excess of $75,000,000 individually, or $200,000,000, in the aggregate (provided, expenditures applied towards the basket in Section 4.2(a)(ix) shall not apply to the foregoing baskets) or (y) as otherwise permitted pursuant to Section 4.2(a)(viii);

          (vii) enter into, amend, modify or terminate (A) any Material Contract of the type described in Section 3.9(a)(i), (vii) or (ix); (B) any Material Contract of the type described in Section 3.9(a)(iii), (v) or
          (viii) for amounts in excess of $200,000,000 in the aggregate; (C) any material Contract of the type described in Section 3.9(a)(x) for amounts in excess of $50,000,000, in the aggregate; (D) any Contract with an Authority other than in the ordinary course of business or in amounts not to exceed $50,000,000 individually or $100,000,000 in the aggregate; or (E) any Material Contract described in Section 3.9(a)(xvi) other than in amounts not to exceed $50,000,000 in the aggregate or as otherwise permitted hereunder;

          (viii) merge with or into, or consolidate with or convert into, another Person (other than mergers between wholly-owned Subsidiaries);

          (ix) make, amend or modify any capital expenditures that will create or result in aggregate capital expenditure commitments on the part of Parent or any of its Subsidiaries in excess of $50,000,000 in the aggregate;

          (x) terminate, or amend or modify in any material respect, any material Permit, government approval or other similar right, other than (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement or (C) in the ordinary course of business;

          (xi) directly or indirectly redeem, purchase or otherwise acquire any shares of Parent Common Stock, other equity interests, options, warrants, calls, preemptive rights, subscriptions or other rights of Parent;

          (xii) with respect to the acting Chief Executive Officer, the Chief Operating Officer and those other members of the senior management group who are identified in Section 4.2(a)(xii) of the Parent Disclosure Schedule (the "Parent Senior Management"), unless required by an agreement or Plan existing as of the date hereof or as may be required by applicable Legal Requirements, (A) grant or commit to grant any increases in wages or salaries of any member of Parent Senior Management, (B) enter into, commit to, or amend any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for any member of Parent Senior Management, (C) issue any shares of capital stock of the Parent (except pursuant to options or grants of restricted or deferred shares outstanding on the date hereof in accordance with the terms thereof) or any warrants, options, calls, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments relating to the capital stock of the Parent or any of its Subsidiaries or obligating the Parent or any of its Subsidiaries to sell, transfer, issue or otherwise grant any such capital stock or any rights in respect thereof or (D) unless generally applicable on an equivalent basis to all employees or any category of employees not limited to Parent Senior Management, (1) enter into, commit to, or amend any Plan, (2) commit itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement, welfare, fringe or other employee benefit or compensation plan, agreement or arrangement, with or for the benefit of any member of Parent Senior Management or (3) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of an existing Plan or agreement to any Parent Senior Officer or accelerate the vesting, funding or payments of any compensation payment, equity award or benefit to any Parent Senior Officer;

          (xiii) impair the value of, or fail to use commercially reasonable efforts to maintain, any of its material Party Intellectual Property;

          (xiv) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

          (xv) make or agree to make any payment of cash or distribution of assets to any of its stockholders or their Affiliates (except in a bona fide arrangement not involving payment of a dividend as permitted by Section 4.2(a)(v)), by way of dividend or otherwise, except in such aggregate amounts as would not cause all such payments or distributions from the date hereof until the Closing Date to exceed $250,000,000.00 (it being expressly understood that Parent intends to declare and pay a special dividend in an aggregate amount not to exceed $250,000,000.00); provided, however, that no such dividend or distribution shall be made unless, following such dividend or distribution, Parent and each of its Subsidiaries has Required Net Capital; or

          (xvi) issue any shares of capital stock of Parent except (A) pursuant to the exercise options outstanding on the date hereof or granted after the date hereof (subject to the limitations of Section 4.2(a)(xii)) or (B) in connection with one or more transactions permitted under Section 4.2(a)(vi).

                  (b) except with the prior written consent of the Company, or as explicitly contemplated by this Agreement, Parent shall, and shall cause its Subsidiaries to:

          (i) conduct their operations in the usual and ordinary course of business, substantially consistent with past practice, and use commercially reasonable efforts to keep available the services of their present employees and contract service providers and to preserve relationships with those Persons having business relationships with Parent and its material Subsidiaries, maintain in effect current insurance coverage and maintain in effect all Permits held; and

          (ii) promptly after obtaining knowledge thereof, give notice to the Company of any claim (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Material Adverse Effect with respect to Parent.

                  (c) For purposes of Sections 4.1(a) and (b), the Company (i) must notify Parent of its determination to consent or withhold consent within 5 Business Days of any request therefor and (ii) may not withhold any such consent if, in the Company's good faith judgment, after consultation with outside counsel, such withholding would constitute a violation of applicable Antitrust Laws. Failure to consent or withhold consent by 5:00 p.m. New York time on the fifth Business Day following receipt of a request therefor shall be deemed consent.

                  4.3. Further Actions. Subject to Section 4.6, each of the Parties covenants and agrees (and such Party shall cause its Subsidiaries) to act in good faith and to use its reasonable best efforts:

                  (a) to cause all conditions to the obligations of Parent, Merger Sub and the Company to consummate the Closing specified in Article V to be satisfied at or prior to the Closing Date; and

                  (b) to obtain and effect prior to the Closing all Permits, Consents and Filings required for such Party to consummate the transactions contemplated hereby and by the Related Agreements to be entered into by such Party.

                  4.4. Right of Access.

                  (a) Each of Parent and the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford and to cause its officers, directors, employees, auditors, counsel and agents to afford, the officers, employees, auditors, counsel and agents of the other reasonable access during regular business hours to their respective officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as Parent and the Company may reasonably request. Notwithstanding the foregoing, no Party or any of its Subsidiaries shall be required to provide any information which it reasonably believes it may not provide pursuant to this Section 4.4(a) by reason of any applicable law, rule or regulation, which constitutes information protected by attorney/client privilege, or which it or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

                  (b) Each of Parent and the Company agrees that all non-public, confidential information so received from the other Party or its representatives or agents shall be deemed received pursuant to the Confidentiality Agreement and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and agents to comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein.

                  4.5. Prohibited Transactions. Such Party will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, such Party or any of its Subsidiaries to, directly or indirectly, (i) solicit, facilitate or encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into any discussions or negotiations regarding or looking toward, or (iii) enter into any agreement or understanding providing for, any Prohibited Transaction; nor shall any of such Persons (x) provide any information to any Person (other than the other Party and its representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such Prohibited Transaction or (y) amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to such Party in connection with any actual or potential Prohibited Transaction. "Prohibited Transaction" means, with respect to a Party (a) any transaction or series of related transactions (including mergers, acquisitions, joint ventures or other commercial arrangements) that is a strategic alternative for such Party to the transactions contemplated by this Agreement or (b) any transaction that would reasonably be expected to have the effect of precluding or materially delaying the consummation of the transactions contemplated hereby. Each Party covenants and agrees to inform the other in writing by facsimile within twenty-four (24) hours if, at its own initiative or following the receipt by such Party or any of its Subsidiaries of any inquiry, proposal, offer or bid in respect of any Prohibited Transaction, it or any of its Subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives takes any action prohibited by this Section.

                  4.6. Filings. Parent, Merger Sub and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 4.6, Parent and the Company shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby and by the Related Agreements as soon as reasonably practicable, and each such Person will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from Authorities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements. The Company and Parent will coordinate all communications with Authorities with respect to such matters. Without limiting the provisions of this Section 4.6, each Party hereto shall use commercially reasonable efforts to make promptly the filings required to be made by it with all foreign Authorities in any jurisdiction in which the parties believe it is necessary or advisable. Notwithstanding anything to the contrary in this Agreement, none of Parent or any of its Subsidiaries, shall be required (and neither Parent nor the Company shall, without the prior written consent of the other, agree) to hold separate or divest any of Parent's, the Company's or any of their Subsidiaries' assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations. Each Party shall promptly inform the others of any material communication received by such Party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Authority regarding any of the transactions contemplated hereby.

                  4.7. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, this Agreement or any Related Agreement, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement and the Related Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, this Agreement and the Related Agreements.

                  4.8. Approval of Parent Share Issuance; Registration.

                  (a) Parent may seek to obtain a waiver or other appropriate confirmation from the NASD that the voting requirement of NASD Rule 4350(i) shall not apply to the Parent Share Issuance (the "NASD Waiver").

                  (b) Promptly after the date hereof, Parent and the Company shall prepare and Parent shall file with the Commission a registration statement on Form S-4 (the "Registration Statement") in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and other proxy soliciting materials of the Company and the prospectus and the information statement of Parent constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger. In the event Parent determines not to seek the NASD Waiver or the NASD Waiver is not obtained, the Proxy Statement/Prospectus will contain an information statement relating to the transactions contemplated hereby as required by the Exchange Act. The Company shall mail or provide the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed or provided, promptly circulate amended, supplemental or supplemented proxy or consent material, and, if required in connection therewith, resolicit proxies or consents. Parent shall cause the Proxy Statement/Prospectus to be mailed to Parent's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

                  (c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.

                  (d) No filing of, or amendment or supplement to, or correspondence to the Commission or its staff with respect to the Proxy Statement/Prospectus will be made by Parent, without providing the Company a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of any request by the Commission for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the Commission for additional information. The Company shall cooperate with Parent in the preparation of such Proxy Statement/Prospectus and provide Parent with such information regarding the Company and the Holders as may be required to be included therein. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its Subsidiaries, or, to the Company's knowledge, any Holder, should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, the Company shall promptly so advise Parent and, to the extent required by applicable Legal Requirements such event shall be so described, and such amendment or supplement to the Proxy Statement/Prospectus shall promptly be filed with the Commission and, to the extent required by Legal Requirements, disseminated to the stockholders of Parent and the Company. If at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, Parent shall promptly so advise the Company and, to the extent required by applicable Legal Requirements such event shall be so described, and such amendment or supplement to the information statement shall promptly be filed with the Commission and, to the extent required by Legal Requirements, disseminated to the stockholders of Parent and the Company. Parent will cause the Proxy Statement/Prospectus to comply as to form in all material respects with applicable provisions of the Securities Act and the Exchange Act and not, at the time it is filed with the Commission and at the time it is mailed or delivered to Parent's or the Company's stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by Parent with respect to information supplied in writing by the Company, any Holder or any Affiliate of the Company or any Holder expressly for inclusion therein (and no representation, warranty or covenant is made by the Company with respect to information supplied in writing by Parent any Affiliate of Parent expressly for inclusion therein).

                  4.9. Stockholder Approvals.

                  (a) The Company shall take, in accordance with applicable Legal Requirements and its Constituent Documents, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the adoption of this Agreement and the Company Charter Amendment and any other matters required to be approved by the Company's stockholders for consummation of the Merger as promptly as practicable after the Registration Statement is declared effective. The Company Board shall recommend such approval, and the Company shall take all reasonable lawful action to solicit such approval by its stockholders.

                  (b) Parent shall take, in accordance with applicable Legal Requirements and its Constituent Documents, all action necessary to obtain the Parent Required Vote with respect to approval of the Parent Charter Amendment and, if applicable, the Parent Share Issuance.

                  4.10. Parent Rights Agreement. Prior to the Closing Date, Parent shall take all action so that the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not result in the grant of any rights to any person under the Rights Agreement (other than rights issued in respect of shares of Parent Common Stock constituting the Merger Consideration) or enable the rights to purchase Parent's Series A Junior Participating Preferred Stock to be exercised, or require that they be separated, distributed or triggered.

                  4.11. UK Treasury Consent. If required, Parent shall apply for the UK Treasury Consent and use reasonable best efforts to obtain such consent.

                  4.12. Announcements; Notification of Certain Matters.

                  (a) Except as required by any Legal Requirement or any stock exchange or any self-regulatory organization, or, in the case of Parent, any stock exchange or inter-dealer quotation system on which the Parent Common Stock is listed or quoted, from the date of this Agreement through the Closing and, in the event of any termination of this Agreement pursuant to Section 6.1, thereafter, no statement or announcement of any nature with respect to the existence of this Agreement or the transactions contemplated herein and no press release shall be issued or made to any other person by any of the parties hereto, without the express written consents of both the Company and Parent, which consents shall not be unreasonably withheld.

                  (b) The Company shall give notice to Parent of any facts that to the knowledge of the Company, would allow Parent to terminate this Agreement or that would cause any condition to the Parent's obligations hereunder not to be satisfied. Parent shall give notice to the Company of any facts that come to its attention that would allow the Company to terminate this Agreement or that would cause any condition to its obligations hereunder to not be satisfied. Each of the Company and Parent shall give notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  (c) To the extent permitted by applicable legal requirements, the Company and Parent shall coordinate their respective communications regarding the Merger and the consequences of such transaction to such customers.

                  4.13. Directors' and Officers' Indemnification.

                  (a) Parent shall cause the Surviving Corporation to keep in effect in its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or other comparable documents) of each of its Subsidiaries, provisions providing for mandatory exculpation and indemnification of the officers and directors of the Company and the Company Subsidiaries to the fullest extent permitted under applicable law. This Section 4.13 shall be binding upon all successors and assigns of Parent and the Surviving Corporation.

                  (b) The Company may, prior to the Effective Time, acquire "tail coverage" directors' and officers' liability insurance (or extend existing policies) with respect to claims against current and former directors and officers of the Company arising from facts, events, acts or omissions which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) for a period (including renewals) of up to six years following the Effective Time on terms no less favorable to such directors and officers than under the Company's current policies; provided, that in no event shall the annual premium for such policy exceed two hundred percent (200%) of the annual premium expended by the Company for such coverage as of the date hereof (and Parent shall pay or cause to be paid any premiums that come due during such period after the Effective Time); provided, further, that the Company shall consult with Parent prior to purchasing any such insurance and, if requested by Parent, shall allow Parent the opportunity to acquire insurance meeting the same requirements of this clause (b) in lieu of purchasing such insurance directly.

                  (c) Following the Effective Time, Parent shall provide individuals who are former officers or directors of the Company who become officers or directors of Parent with the benefit of the same insurance policies and indemnities as are made available to other directors and officers of Parent or its Subsidiaries.

                  4.14. Market Listing. Parent shall file an application to list on the Nasdaq National Market (prior to the Effective Time, subject to official notice of issuance) the shares of Parent Company Stock issuable in connection with the Merger, as soon as practicable hereafter, and will pay all necessary filing fees in connection therewith.

                  4.15. Rule 16(b). Parent and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or Parent or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                  4.16. Transition. In order to facilitate an orderly transition of the management of the business of the Company and Parent and in order to facilitate the integration of the operations of the Company and Parent and their respective subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Parent and the Company as a result of the Merger, the Company and the Parent shall consult on all strategic and operational matters to the extent such consultation is not in violation of applicable Legal Requirements, including laws regarding the exchange of information and other laws regarding competition.

                  4.17. Registration Rights Agreement. Parent and the Company shall take all requisite action so that, at the Effective Time or, with the Major Holders' consent, as promptly as practicable thereafter (and in any event no later than immediately after the expiration of Parent's October 1, 2001 registration rights agreement), a registration rights agreement (the "Registration Rights Agreement") will be entered into among Parent, Reuters, Reuters C Corp, Reuters Holdings Switzerland SA, the Major Holders, the Management Holder, Finanzas B.V. and the Advent Holders. Parent shall use all commercially reasonable efforts to assure that such Registration Rights Agreement is consistent with the terms and conditions described in Exhibit J and contains other customary terms and conditions for agreements of this type. However, in no event shall Parent or any of its Subsidiaries be required to make any payment to any Person in order to obtain such Person's consent to the terms of the Registration Rights Agreement. In all cases, such Registration Rights Agreement shall provide for rights no less favorable to the Major Holders, the Management Holder and the Group M2 Stockholders (as defined in Exhibit J) than those available to holders of Parent Common Stock pursuant to Parent's October 1, 2001 registration rights agreement (except that the Group M2 Stockholders shall not be entitled to trigger demands).

                  4.18. Tax Free Reorganization.

                  (a) The parties intend that the Merger constitute a reorganization within the meaning of Section 368 of the Code and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Merger to so qualify. Neither the Company, Parent or any of their respective Subsidiaries shall take any action, or fail to take any action, that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code.

                  (b) The Company and Parent shall cooperate in obtaining the opinions of Ropes & Gray, counsel to the Company, and Cleary, Gottlieb, Steen & Hamilton, counsel to Parent. In connection therewith, both Parent and Company shall deliver to Ropes & Gray and Cleary, Gottlieb, Steen & Hamilton, representation letters, dated and executed as of the Closing Date (and as of such other date or dates as reasonably requested by Ropes & Gray or Cleary, Gottlieb, Steen & Hamilton), in form and substance as counsel reasonably requests (allowing for such amendments to the representation letters as counsel deems necessary) (together, the "Representation Letters").

                  4.19. Affiliate Letters. Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, the Company shall deliver to Parent a schedule of each person, that, to its knowledge, is or is reasonably likely to be, as of the date of the meeting of stockholders of the Company to consider and vote upon the adoption of this Agreement, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached as Exhibit K.

                  4.20. Shareholder Consent of Certain Executive Compensation Arrangements. The Company shall submit any and all payments, awards and benefits paid or made available to, or that may become payable or available to, Edward Nicoll and shall use its reasonable best efforts to submit any and all payments, awards and benefits paid or made available to, or that may become payable or available to, any other current or former employee, officer, independent contractor or stockholder of the Company or any of its Subsidiaries, in each such case, that could constitute "parachute payments" within the meaning of
Section 280G(b)(2)(A) of the Code to a shareholder vote which satisfies the requirements of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code such that following such vote, if the requisite number of affirmative votes are obtained, such payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to any excise tax pursuant to Section 4999 of the Code.

                  4.21. No Conversion. The Company shall not permit the conversion of Class L Shares into Class A Shares prior to or in connection with the Merger and shall take such action as is necessary or appropriate to prevent any such conversion.

                  4.22. Certain Payments. The Company covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time, the Company will not make or agree to make any payments or provide or agree to provide any employee benefits to any individual listed in Section 4.22 of the Company Disclosure Schedule, other than payments of base salary at the annual rate in effect on the date hereof and individual bonuses no greater than the pro rata portion (for the period up to the Effective Time) of the bonus received by such individuals in respect of calendar year 2001 in amounts determined by the Island compensation committee and Edward J. Nicoll prior to the Effective Time and to be paid by the Company in accordance with past practice. Parent will cause the Surviving Corporation to pay any portion of such amounts that are accrued but unpaid as of the Effective Time.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

                  5.1. Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, Parent and Merger Sub may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions:

                  (a) (i) Each of the representations and warranties of the Company contained herein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect; provided, that the representations and warranties of the Company contained in Section 3.4(c),
Section 3.19 and Section 3.20(d) shall be true and correct in all respects and
(ii) each of Parent's Subsidiaries that is subject to Rule 15c3-1 under the Exchange Act as of the close of business on the third Business Day prior to the Closing Date has Required Net Capital. In the event Section 3.17(a) is untrue and such inaccuracy results in a greater than 10% reduction in either (i) the percentage of outstanding Shares subject to the Company Voting Agreement and the Datek Voting Agreement, taken together, or (ii) the percentage of outstanding shares of Parent Common Stock subject to the Stockholders Agreement and the Datek Stockholders Agreement, taken together, in each case the Company shall have cured such breach by procuring the agreement of additional holders of Shares to be bound by the terms of the Company Voting Agreement and the Stockholders Agreement such that (a) the total percentage of outstanding Shares subject to the Company Voting Agreement and the Datek Voting Agreement, taken together, is no less than 90% of the percentage of such Shares subject thereto on the date hereof and (b) the total percentage of outstanding shares of Parent Common Stock subject to the Stockholders Agreement and the Datek Stockholders Agreement, taken together, is no less than 90% of the percentage of such shares of Parent Common Stock subject thereto on the date hereof.

                  (b) All of the covenants and agreements required by this Agreement to have been performed and complied with by the Company and its Subsidiaries shall have been performed and complied with in all material respects prior to or on the Closing Date.

                  (c) No preliminary or permanent injunction or other Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No material Proceedings shall have been instituted or threatened by (i) any Authority seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain Damages from Parent in respect of, the consummation of the transactions contemplated hereby or by the Related Agreements or (ii) any other Person which, in the case of this clause (ii), would be reasonably likely to cause a Material Adverse Effect with respect to the Company and Parent, taken as a whole.

                  (d) Parent shall have received (i) the Required Parent Vote with respect to the Parent Charter Amendment and, if applicable, the Parent Share Issuance, (ii) the UK Treasury Consent, if required, (iii) all consents, approvals or orders of any Authority or Self-Regulatory Organization, (iv) all consents, approvals or orders of any other third party the granting of which is required for the consummation of the transactions contemplated herein or for the Parent or the Company and their respective Subsidiaries to conduct their business after the Closing Date in substantially the same manner as currently conducted (except, in the case of clause (iii) or (iv), to the extent failure to have received any such consent, approval or order would not, individually or in the aggregate, be material to the business of the Company and Parent taken as a whole), and (v) all waiting periods the expiration of which is required under applicable Legal Requirements, including under the HSR Act, shall have expired or been terminated.

                  (e) Parent shall receive (i) a certificate, dated the Closing Date, from the Company as to its compliance with the conditions set forth in Sections 5.1(a) and 5.1(b) executed by a duly authorized officer of the Company and (ii) a certificate from the chief financial officer of the Company computing the Net Capital as of the close of business on the third Business Day prior to Closing Date of each of the Company Broker-Dealer Subsidiaries.

                  (f) Each of the other Related Agreements to be entered into after the date hereof shall have been duly executed and delivered by each of the parties thereto (other than Parent, Merger Sub, or any of their controlled Affiliates) and each of the Related Agreements shall be in full force and effect and shall constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms. Each of the representations and warranties of the parties thereto (other than Parent, Merger Sub, or any of their controlled Affiliates) contained therein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect. All of the covenants and agreements required by the Company Voting Agreement and the Datek Voting Agreement to have been performed and complied with by the Company, the Voting Holders and Datek shall have been performed and complied with in all material respects prior to or on the Closing Date and Parent shall receive a certificate, dated the Closing Date, from each Voting Holder and Datek, as to its compliance with its covenants and agreements thereunder.

                  (g) (1) Edward J. Nicoll shall have entered into an employment agreement with Parent (the "Employment Agreement") containing the terms and conditions described in the term sheet attached to the letter agreement, dated as of the date hereof, between him and Parent, which Employment Agreement is in form and substance reasonably satisfactory to Parent, (2) he shall be an employee of the Company or one of its Subsidiaries on the Closing Date, (ii) none of the Company nor any of its Subsidiaries shall have (A) delivered a notice of termination to him, (B) any basis on which to terminate him for Cause or (C) any intention to terminate him for any other reason, except at the direction of Parent in connection with his commencing employment with Parent,
(3) he shall not have notified (formally or informally) any Major Holder or any member of the Company Group, that he intends to resign from such employment and
(4) the Employment Agreement shall be in full force and effect and Edward Nicoll shall not have terminated or purported to terminate such Employment Agreement (other than, in respect of clauses (1) through (4), as a result of his death or incapacity).

                  (h) Parent shall have received from the Company the statement described in Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the interests in the Company are U.S. real property interests for purposes of
Section 1445 of the Code. Such statement will be complete, accurate and valid on the Closing Date.

                  (i) The Registration Statement shall have been declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking a stop order; any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock following the Closing shall have been complied with; and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                  (j) Parent shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization described in Section 368(a) of the Code and, in rendering such opinion, Cleary, Gottlieb, Steen & Hamilton shall be entitled to rely upon the Representation Letters.

                  (k) Parent shall have received an opinion of Ropes & Gray, in form and substance reasonably satisfactory to Parent, describing the capital structure of the Company (which opinion shall relate to all periods from and after October 15, 2001 through the Closing Date.

                  (l) The Company Charter Amendment shall have been adopted by the Required Company Vote and shall have been filed with the Secretary of State of the State of Delaware and become effective.

                  5.2. Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, the Company may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions:

                  (a) (i) Each of the representations and warranties of Parent contained herein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect; provided, that the representations and warranties of Parent contained in Section 3.4(c), Section 3.17(b) and Section 3.19 shall be true and correct in all respects and (ii) each of Parent's Subsidiaries that is subject to Rule 15c3-1 under the Exchange Act as of the close of business on the third Business Day prior to the Closing Date has Required Net Capital.

                  (b) All of the covenants and agreements required by this Agreement to have been performed and complied with by Parent and Merger Sub shall have been performed and complied with in all material respects prior to or on the Closing Date.

                  (c) No preliminary or permanent injunction or other Judgment of any court or Authority restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No material Proceedings shall have been instituted or threatened by (i) any Authority seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain Damages from Parent in respect of, the consummation of the transactions contemplated hereby or by the Related Agreements or (ii) any other Person which, in the case of this clause (ii), would be reasonably likely to cause a Material Adverse Effect with respect to the Company and Parent, taken as a whole.

                  (d) The Company shall have received (i) all consents, approvals or orders of any Authority or Self-Regulatory Organization, (ii) all consents, approvals or orders of any other third party the granting of which is required for the consummation of the transactions contemplated herein or for Parent or the Company and their respective Subsidiaries to conduct their business after the Closing Date in substantially the same manner as currently conducted, (except, in the case of clause (i) or (ii) to the extent failure to have received any such consent approval or order would not, individually or in the aggregate, be material to the business of the Company and Parent taken as a whole), and (iii) all waiting periods the expiration of which is required under applicable Legal Requirements, including under the HSR Act, shall have expired or been terminated.

                  (e) The Company shall have received (i) a certificate from Parent as to the compliance with the conditions set forth in Sections 5.2(a) and
(b), dated the Closing Date, executed by a duly authorized officer of Parent and
(ii) a certificate from the senior vice president, finance of Parent computing the Net Capital as of the close of business on the third Business Day prior to Closing Date of each of the Parent Broker-Dealer Subsidiaries.

                  (f) Each of the other Related Agreements to be entered into after the date hereof shall have been duly executed and delivered by each of the parties thereto (other than the Company, any Holder or any other Affiliate of the Company) and each of the Related Agreements shall be in full force and effect and shall constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms. Each of the representations and warranties of the parties thereto (other than the Company and its Affiliates) contained therein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect. All of the covenants and agreements required by the Parent Voting Agreement to have been performed and complied with by Parent, Reuters, Reuters C Corp and Reuters Holdings Switzerland SA shall have been performed and complied with in all material respects prior to or on the Closing Date and the Company shall receive a certificate, dated the Closing Date, from each of Reuters, Reuters C Corp and Reuters Holdings Switzerland SA, as to its compliance with its covenants and agreements thereunder.

                  (g) The Company's stockholders shall have adopted this Agreement and the Company Charter Amendment by the Required Company Vote.

                  (h) The Registration Statement shall have been declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock following the Closing shall have been complied with and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                  (i) The Company shall have received an opinion of Ropes & Gray, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization described in Section 368(a) of the Code and, in rendering such opinion, Ropes & Gray shall be entitled to rely upon the Representation Letters.

                  (j) The stockholders of Parent shall have approved the Parent Charter Amendment and, if applicable, the Parent Share Issuance by the Required Parent Vote.

                                   ARTICLE VI

                                   TERMINATION

                  6.1. General. This Agreement may be terminated by written notice prior to the Closing as follows:

                  (a) by the mutual written consent of the Company and Parent at any time prior to the Closing;

                  (b) by the Company or Parent after December 15, 2002, if the Closing has not occurred by that date; provided, however, that, if the Closing has not occurred by such date due to a breach of this Agreement by one of such Parties or a breach of a Related Agreement by the stockholders or Affiliates of one of such Parties, then the breaching Party (or Party whose stockholders or Affiliates have breached) may not terminate this Agreement pursuant to this Section;

                  (c) by the Company, in the event of any material breach of this Agreement by Parent or Merger Sub, which breach (A) would give rise to the failure of a condition set forth in Section 5.2(a) or 5.2(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party;

                  (d) by Parent in the event of any material breach of this Agreement by the Company, which breach (A) would give rise to the failure of a condition set forth in Section 5.1(a) or 5.1(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to Company;

                  (e) by the Company, in the event of any material breach of the Parent Voting Agreement by Reuters, which breach cannot be or has not been cured within 30 days after giving of written notice to Parent (it being expressly understood that a party who has breached the Parent Voting Agreement as a result of a prohibited Transfer (as defined in the Parent Voting Agreement) of Parent Common Stock may cure such breach by procuring the agreement of another holder of Parent Common Stock to agree to cause an equivalent number of Shares of Parent Common Stock to become subject to the Parent Voting Agreement and the Stockholders Agreement); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (e) in the event of a breach of the Parent Voting Agreement relating to a failure to vote thereunder if the Required Parent Vote is nonetheless obtained with respect to the Parent Share Issuance and the Parent Charter Amendment; or

                  (f) by Parent in the event of any material breach of the Company Voting Agreement by any Voting Holder or of the Datek Voting Agreement by Datek, which breach cannot be or has not been cured within 30 days after giving of written notice to the Company (it being expressly understood that a party who has breached the Company Voting Agreement or the Datek Voting Agreement as a result of a prohibited Transfer (as defined in such agreements) of Shares may cure such breach by procuring the agreement of another holder of Shares to agree to cause an equivalent number of Shares to become subject to the Company Voting Agreement or the Datek Voting Agreement, as applicable, and the Stockholders Agreement or the Datek Stockholders Agreement, as applicable); provided, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (f) in the event of a breach of the Comany Voting Agreement or the Datek Voting Agreement relating to a failure to vote thereunder if the Required Company Vote is nonetheless obtained with respect to the adoption of this Agreement and the Company Charter Amendment.

                  6.2. No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article VI, this Agreement (other than Section 8.2, Section 8.7 and Section 8.9) shall become void and of no further force and effect and there shall be no liability on the part of any Party as a result of any such termination; provided, however, that, notwithstanding any such termination, each Party shall be liable to the other Parties for any Damages arising from any breach of the covenants contained this Agreement.

                                  ARTICLE VII

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

                  7.1. Continuation of Benefits. Parent will cause the Surviving Corporation to provide benefits (including health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such plans as in effect from time to time) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and its Subsidiaries, provided, however, that nothing in this Article VII shall prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable law or from amending or terminating any such plan, policy or procedure, and provided, further, that it shall not result in any duplication of benefits.

                  7.2. Service. To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries under all employee benefits plans, programs, policies and arrangements in which employees of Parent or the Surviving Corporation participate (other than sabbatical benefits, for which employees of the Company or its Subsidiaries will not receive any such past service credit) and in which such employee of the Company or its Subsidiaries becomes a participant, such credit to be given solely for purposes of eligibility and vesting; provided, however, that no such credit shall be provided in any circumstances that would result in duplicative benefits.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. No Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the Closing, and none of the Parties nor their respective officers, directors or stockholders shall have any liability with respect to breaches thereof. Covenants or agreements which, by their terms, contemplate performance at or before the Effective Time shall not survive the Effective Time and, after the Effective Time, none of the Parties nor their respective officers, directors or stockholders shall have any liability with respect to breaches thereof.

                  8.2. Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or registered mail, return receipt requested, as follows:

                  (a) if to Parent or Merger Sub, to:

                           Instinet Group Incorporated
                           3 Times Square
                           New York, NY  10036
                           Attention: Paul Merolla
                           Telephone: 212-310-9500
                           Facsimile: 646-223-9017

                           with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY  10006
                           Attention:  Yvette P. Teofan, Esq.
                           Telephone:  212-225-2636
                           Facsimile:  212-225-3999

                  (b) if to the Company, to:

                           Island Holding Company, Inc.
                           50 Broad Street
                           New York, NY  10004
                           Attention: Matt Andresen
                           Telephone: 212-231-5003
                           Facsimile:  212-231-5945

                           with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Attention:  Alfred O. Rose, Esq.
                           Telephone:  617-951-7372
                           Facsimile:  617-951-7050

or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner specified in this Section.

                  8.3. Entire Agreement; Disclosure Schedules. This Agreement (including the Exhibits and Schedules, which are hereby incorporated in the terms of this Agreement), the Confidentiality Agreement and the Related Agreements set forth the entire understanding and agreement among the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material for the purposes of this Agreement.

                  8.4. Third Party Rights. Except as otherwise expressly provided herein (including Section 8.6) and except for Article II and Sections 4.13, 4.17 and 4.22 (which are for the benefit of the Persons referred to therein), this Agreement is not intended to and shall not confer benefits upon, or create any rights in favor of, any Person or entity other than the Parties.

                  8.5. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

                  8.6. Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer; provided, however, that no such waiver by Parent or Merger Sub shall be effective unless Reuters shall have given its prior written consent to such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by Parent, Merger Sub, Reuters and the Company.

                  8.7. Expenses. The Company shall reimburse the Holders, or pay on their behalf, their reasonable out-of-pocket expenses, including New York State or City real property transfer taxes, if any, (excluding any penalties or interest due thereon), not to exceed $2,500,000 in the aggregate, incurred in connection with the negotiation, execution, delivery and performance of this Agreement (including the Closing) and the Related Agreements, provided that such Holders present to the Company evidence reasonably acceptable to Parent of their payment of, or their liability for, such expenses.

                  8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  8.9. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process.

                  (a) THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. ss.1441. Each Party hereby irrevocably agrees and consents to service of process for all purposes under this Agreement at the address specified for such Party in, or in accordance with Section 8.2. Any service made on such Party shall be effective when delivered regardless of whether notice thereof is given to affected Party. The foregoing provisions of this Section 8.9 shall not affect, limit or prevent any Party from serving process in any other manner permitted by law.

                  (b) Each Party irrevocably waives any objection to the venue of the courts designated in Section 8.9(a) (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

                  IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.


                                    INSTINET GROUP INCORPORATED


                                    By: /s/ Mark Nienstedt
                                        ----------------------------------
                                        Name: Mark Nienstedt
                                        Title: Chief Executive Officer


                                    DAIQUIRI MERGER CORPORATION


                                    By: /s/ Mark Nienstedt
                                        ----------------------------------
                                        Name: Mark Nienstedt
                                        Title: President


                                    ISLAND HOLDING COMPANY, INC.


                                    By: /s/ Matthew Andresen
                                        ----------------------------------
                                        Name: Matthew Andresen
                                        Title: President






                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                    Exhibit A



                             STOCKHOLDERS AGREEMENT

                    ATTACHED AS EXHBIT 10.3 TO THIS FORM 8-K

                                    Exhibit B




                          DATEK STOCKHOLDERS AGREEMENT

                    ATTACHED AS EXHIBIT 10.2 TO THIS FORM 8-K

                                    Exhibit C



                            COMPANY VOTING AGREEMENT

                    ATTACHED AS EXHBIT 10.4 TO THIS FORM 8-K

                                    Exhibit D

                             DATEK VOTING AGREEMENT

                    ATTACHED AS EXHIBIT 10.6 TO THIS FORM 8-K

                                    Exhibit E


                             PARENT VOTING AGREEMENT

                    ATTACHED AS EXHIBIT 10.5 TO THIS FORM 8-K

                                    Exhibit F


                    AMENDED AND RESTATED CORPORATE AGREEMENT

                    ATTACHED AS EXHBIT 10.1 TO THIS FORM 8-K

                                    Exhibit G

           AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARENT



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           INSTINET GROUP INCORPORATED

                  Instinet Group Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  1. The name of the corporation is Instinet Group Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware is May 9, 2001.

                  2. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

                  3. This Amended and Restated Certificate of Incorporation has been approved by the board of directors of Instinet Group Incorporated and has been recommended to the stockholders.

                  4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

                  5. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I

         The name of the Corporation is Instinet Group Incorporated (the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL"), as the same exists or may hereafter be amended.

                                   ARTICLE IV

         The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock, par value $0.01 per share ("Common Stock"), and preferred stock, par value $0.01 per share ("Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is 950,000,000. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 200,000,000. The Preferred Stock may be issued from time to time in one or more series.

         The board of directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article IV, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

                  A. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

         B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         C. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

         E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

         F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

         G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         H. Any other relative rights, preferences and limitations of that series.

         No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

                                    ARTICLE V

         For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. Prior to the Trigger Date, the Corporation may have any number of directors fixed by the board of directors in the manner specified below, provided that such number shall be no less than 6. After the Trigger Date, the authorized directors of the Corporation shall be no more than 20 and no less than 6. The number of directors of the Corporation may be fixed and changed from time to time within the then-applicable limits by a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

         B. The directors, other than with respect to those directors who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class being originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, another class being originally elected for a term expiring at the annual meeting of stockholders to be held in 2003, and another class being originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with directors of each class to hold office until their successors are duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director, including a director elected or appointed to fill a vacancy, to hold office until such person's successor shall have been elected and qualified or until such person's earlier resignation, removal, death or disqualification. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

         C. The board of directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation (the "Bylaws"). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation; and further provided, however, that from and after the Trigger Date the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation

         D. The directors need not be stockholders unless so required by the Bylaws, wherein other qualifications for directors may be prescribed.

         E. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

         F. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

         G. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may, unless otherwise required by law or by resolution of the board of directors, be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director's successor shall have been duly elected and qualified. Notwithstanding the foregoing in this paragraph G, the directors then in office shall fill such vacancies, to the extent permitted by applicable law, consistent with the terms of the Corporate Agreement and the Stockholders Agreement.

         H. Prior to the Trigger Date, any corporate action required to be taken at any annual or special meeting of stockholders of the Corporation, or any corporate action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the corporate action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date (as hereinafter defined) the power to act by written consent is expressly denied, and any corporate action required to be taken at any annual or special meeting of the stockholders, or any corporate action which may be taken at any annual or special meeting of the stockholders, may be taken only at a duly called annual or special meeting of stockholders and may not be taken by written consent of the stockholders in lieu of such meeting. Except as set forth in this paragraph H and paragraph I, special meetings of the stockholders may not be called by any other person or persons.

         I. Unless provided by law or by this Certificate of Incorporation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the board, the Chief Executive Officer or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that prior to the date on which Reuters or a Majority Transferee shall cease to Beneficially Own at least 15% of the then-outstanding shares of Common Stock, special meetings of stockholders of the corporation may also be called by Reuters (if Reuters Beneficially Owns 15% of the then-outstanding shares of Common Stock) or any such Majority Transferee (if such Majority Transferee Beneficially Owns 15% of the then-outstanding shares of Common Stock).

         J. Subject to the rights of the holders of any class of Preferred Stock or series thereof to elect additional directors and remove directors under specified circumstances, and except as provided in the Stockholders Agreement or the Corporate Agreement, (i) prior to the Trigger Date, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least of a majority of the then-outstanding Common Stock, and (ii) on and after the Trigger Date, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the then-outstanding Common Stock.

         K. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Article V; provided, however, that prior to the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be sufficient to effect any such amendments, alterations, changes or repeals to any provision of this Article V.

                                   ARTICLE VI

         A. For purposes of Articles V, VI and XI, the following definitions shall apply:

                  1. "Affiliate" means, with respect to a given Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that none of (x) the Instinet Entities and their Affiliates, (y) the Reuters Entities and their Affiliates and (z) the Island Entities and their Affiliates shall be deemed to be "Affiliates" of one another. For purposes of this definition, (i)"control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to vote forty percent (40%) or more of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (ii) general partners of any Island Entity shall be deemed to control such Island Entity.

                  2. "Beneficially Own" has the meaning specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                  3. "Corporate Agreement" means the Amended and Restated Corporate Agreement dated June 9, 2002 between the Corporation and Reuters Limited, as it may be amended or modified from time to time in compliance with applicable provisions of the Stockholders Agreement.

                  4. "Instinet Entities" means the Corporation and its Subsidiaries, and "Instinet Entity" shall mean any of the Instinet Entities.

                  5. "Island Entities" means Bain Capital Fund VII, LLC., Bain Capital VII Coinvestment Fund, LLC., BCI Datek Investors, LLC, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B, Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., TA IX, LP, Advent Atlantic & Pacific III L.P., 1998 GPH Fund, LLC, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners and 2000 Exchange Place Fund, LLC, and "Island Entity" shall mean any of the Island Entities.

                  6. "Majority Transferee" means a transferee from Reuters of at least a majority of the then-outstanding shares of Common Stock and such transferee's Affiliates.

                  7. "Market Transaction" means any transaction effected on an exchange or in the over-the-counter market (as such terms are used in Section 4(4) of the Securities Act of 1933, as amended), on an "alternative trading system" (as defined in Regulation ATS) or directly with a "market maker" (as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended).

                  8. "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

                  9. "Reuters" means Reuters Group PLC, a public limited company organized under the laws of England and Wales, and its Affiliates.

                  10. "Reuters Entities" means Reuters and Subsidiaries of Reuters (other than Subsidiaries that constitute Instinet Entities), and "Reuters Entity" shall mean any of the Reuters Entities.

                  11. "Reuters Limited" means Reuters Limited, a company organized under the laws of England and Wales.

                  12. "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting power of capital stock or other voting ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

                  13. "Stockholders Agreement" means the Stockholders Agreement by and among the Corporation, Reuters Limited, Reuters C Corp, Reuters Holdings Switzerland SA, the Island Entities and certain other holders of Common Stock, as it may be amended or modified from time to time.

                  14. "Trigger Date" means the earlier of:

                  (x) the date which is 21 days following the latest to occur of
         (i) the date (the "Dilution Date") on which Reuters or a Majority Transferee shall cease to Beneficially Own at least 51% of the then-outstanding shares of Common Stock, (ii) the date on which written notice of such Dilution Date and of the events giving rise thereto has been delivered to Reuters or such Majority Transferee by the Corporation pursuant to the Corporate Agreement and (iii) the first date on or following the Dilution Date on which Reuters or such Majority Transferee is, in its reasonable opinion, not prevented under any applicable securities laws from purchasing shares of Common Stock in a Market Transaction; and

                  (y) the date, following a Dilution Date, on which Reuters or a Majority Transferee gives notice to the Corporation under the Corporate Agreement that it does not intend to maintain, or if necessary increase, its ownership of Common Stock so that it will Beneficially Own at least a majority of the then-outstanding shares of Common Stock;

provided that no date determined pursuant to clause (x) shall be a Trigger Date unless, on such date, Reuters or the Majority Transferee Beneficially Owns less than a majority, and at all times since the relevant Dilution Date Reuters or the Majority Transferee Beneficially Owned less than 51%, of the then-outstanding shares of Common Stock.

         B. In anticipation that:

                  (1) one or more of the Reuters Entities or the Island Entities will remain, for some period of time, a stockholder of the Corporation;

                  (2) the Instinet Entities and their Affiliates, the Reuters Entities and their Affiliates and the Island Entities and their Affiliates may engage in the same or similar lines of business and may have an interest in the same or similar areas of corporate opportunities;

                  (3) there will be benefits in providing guidelines for directors and officers of the Instinet Entities and their Affiliates, the Reuters Entities and their Affiliates and the Island Entities and their Affiliates with respect to the allocation of corporate opportunities and other matters;

                  the provisions of this Article VI are set forth to regulate, define and guide the conduct of certain affairs of the Instinet Entities and their Affiliates as they may involve the Reuters Entities and their Affiliates and their officers and directors and the Island Entities and their Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Instinet Entities and their Affiliates and its officers, directors and stockholders in connection therewith.

         C. Except as the Reuters Entities or their Affiliates may otherwise agree in writing, the Reuters Entities or their Affiliates shall have the right to, and shall have no duty to refrain from, (i) engaging directly or indirectly in the same or similar lines of business as the Instinet Entities or their Affiliates, or (ii) employing or otherwise engaging any officer or employee of the Instinet Entities or their Affiliates. Except as the Island Entities or their Affiliates may otherwise agree in writing, the Island Entities or their Affiliates shall have the right to, and shall have no duty to refrain from engaging directly or indirectly in the same or similar lines of business as the Instinet Entities or their Affiliates.

         D. For the avoidance of doubt and in furtherance of the foregoing, the following provisions shall be applicable to the fullest extent consistent with, and permitted by, applicable Delaware law. Subject to the provisions of the next paragraph below, if the Reuters Entities or any of their Affiliates acquire knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Reuters Entities, any of their Affiliates, any of the Instinet Entities or any of their Affiliates, neither the Reuters Entities nor their Affiliates will be under an obligation to communicate or offer such corporate opportunities to the Instinet Entities or their Affiliates and shall not be deemed to have breached any fiduciary duty as a stockholder of the Instinet Entities or their Affiliates solely because any of them pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another Person or does not communicate information regarding the corporate opportunity to the Instinet Entities or their Affiliates.

         In the event that a director, officer or employee of the Instinet Entities or their Affiliates who is also a director, officer or employee of any of the Reuters Entities or their Affiliates is expressly offered in his or her capacity as a director, officer or employee a potential transaction or matter that may be a corporate opportunity for both the Instinet Entities or their Affiliates and the Reuters Entities or their Affiliates, such director, officer or employee of the Instinet Entities shall act in good faith in a manner consistent with the following:

                  (1) a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of any of the Instinet Entities or their Affiliates and who is also a director but not an officer or employee of any of the Reuters Entities or their Affiliates shall belong to the relevant Instinet Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Reuters Entities or their Affiliates, in which case such opportunity shall belong to the relevant Reuters Entity;

                  (2) a corporate opportunity offered to any person who is a director but not an officer or employee of any of the Instinet Entities or their Affiliates and who is also an officer or employee (whether or not a director) of any of the Reuters Entities or their Affiliates shall belong to the relevant Reuters Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Instinet Entities or their Affiliates, in which case such opportunity shall belong to the relevant Instinet Entity;

                  (3)  a corporate opportunity

                           (i) offered to any other person who is either (A) an
                  officer or employee of both any of the Instinet Entities or their Affiliates and any of the Reuters Entities or their Affiliates or (B) a director of both any of the Instinet Entities or their Affiliates and any of the Reuters Entities or their Affiliates (but not an officer or employee of any of the Instinet Entities or their Affiliates or any of the Reuters Entities or their Affiliates), and

                           (ii) that is expressly offered to such person (A) in
                  his or her capacity as an officer, employee or director of any of the Instinet Entities or their Affiliates shall belong to the relevant Instinet Entity; or (B) in his or her capacity as an officer, employee or director of any of the Reuters Entities or their Affiliates shall belong to the relevant Reuters Entity;

otherwise, such corporate opportunity shall belong to the relevant Reuters
Entity.

         Any person acting in a manner consistent with the foregoing, then to the fullest extent permitted by law, (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such officer or director to the Corporation or its stockholders with respect to such corporate opportunity, (ii) shall be deemed not to have breached any fiduciary duty to the Instinet Entities or their Affiliates or their stockholders solely by reason of the fact that any Reuters Entity or any of its Affiliates pursues or acquires such corporate opportunity for itself, directs the corporate opportunity to another Person, or does not communicate information regarding the corporate opportunity to any of the Instinet Entities or their Affiliates, (iii) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interests of any of the Instinet Entities or their Affiliates and (iv) shall be deemed not to have breached his or her duty of loyalty to the Instinet Entities or their Affiliates or their stockholders and not to have derived an improper benefit therefrom.

         E. For the avoidance of doubt and in furtherance of the foregoing, the following provisions shall be applicable to the fullest extent consistent with, and permitted by, applicable Delaware law. Subject to the provisions of the next paragraph below, if any Island Entity or any of its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Island Entities, any of their Affiliates, any of the Instinet Entities or any of their Affiliates, neither such Island Entity nor its Affiliates will be under an obligation to communicate or offer such corporate opportunities to the Instinet Entities or their Affiliates and shall not be deemed to have breached any fiduciary duty as a stockholder of the Instinet Entities or their Affiliates solely because any of them pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another Person or does not communicate information regarding the corporate opportunity to the Instinet Entities or their Affiliates.

         In the event that a director, officer or employee of the Instinet Entities or their Affiliates who is also a director, general partner, managing member, officer or employee of any of the Island Entities or their Affiliates is expressly offered in his or her capacity as a director, general partner, managing member, officer or employee a potential transaction or matter that may be a corporate opportunity for both the Instinet Entities or their Affiliates and the Island Entities or their Affiliates, such director, officer or employee of the Instinet Entities shall act in good faith in a manner consistent with the following:

                  (1) a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of any of the Instinet Entities or their Affiliates and who is also a director but not a general partner, managing member, officer or employee of any of the Island Entities or their Affiliates shall belong to the relevant Instinet Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Island Entities or their Affiliates, in which case such opportunity shall belong to the relevant Island Entity;

                  (2) a corporate opportunity offered to any person who is a director but not an officer or employee of any of the Instinet Entities or their Affiliates and who is also a general partner, managing member, officer or employee (whether or not a director) of any of the Island Entities or their Affiliates shall belong to the relevant Island Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Instinet Entities or their Affiliates, in which case such opportunity shall belong to the relevant Instinet Entity;

                  (3)  a corporate opportunity

                           (i) offered to any other person who is a director of
                  both any of the Instinet Entities or their Affiliates and any of the Island Entities or their Affiliates (but not a general partner, managing member, officer or employee of any of the Instinet Entities or their Affiliates or any of the Island Entities or their Affiliates), and

                           (ii) that is expressly offered to such person (A) in
                  his or her capacity as a director of any of the Instinet Entities or their Affiliates shall belong to the relevant Instinet Entity; or (B) in his or her capacity as a director of any of the Island Entities or their Affiliates shall belong to the relevant Island Entity;

otherwise, such corporate opportunity shall belong to the relevant Island
Entity.

         Any person acting in a manner consistent with the foregoing, then to the fullest extent permitted by law, (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such officer or director to the Corporation or its stockholders with respect to such corporate opportunity, (ii) shall be deemed not to have breached any fiduciary duty to the Instinet Entities or their Affiliates or their stockholders solely by reason of the fact that any Island Entity or any of its Affiliates pursues or acquires such corporate opportunity for itself, directs the corporate opportunity to another Person, or does not communicate information regarding the corporate opportunity to any of the Instinet Entities or their Affiliates, (iii) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interests of any of the Instinet Entities or their Affiliates and (iv) shall be deemed not to have breached his or her duty of loyalty to the Instinet Entities or their Affiliates or their stockholders and not to have derived an improper benefit therefrom.

         F. For the avoidance of doubt and in furtherance of the foregoing:

                  (1) nothing contained in this Article VI amends or modifies, or will amend or modify, in any respect any written contractual arrangement between the Reuters Entities or any of their Affiliates or the Island Entities or any of their Affiliates, on the one hand and the Instinet Entities or any of their Affiliates on the other hand;

                  (2) for purposes of this Article VI, a director who is Chairman or chairman of a committee of the board is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

         G. Notwithstanding anything in this Certificate of Incorporation to the contrary, (i) the provisions of paragraphs B through G of this Article VI shall apply (x) as to the Reuters Entities and their Affiliates and as to the Instinet Entities and their Affiliates until the day that Reuters ceases to Beneficially Own shares of Common Stock representing at least 20% of the voting power of the outstanding shares of Common Stock and when no person who is a director or officer of the Corporation is also a director or officer of Reuters or any of its Affiliates and (y) to any person who is a director or officer of the Corporation who is also a director, managing member, general partner, officer or employee of such Island Entity or any of its Affiliates and
(ii) in addition to any vote of the stockholders required by this Certificate of Incorporation, (x) until the expiration referred to in clause (i)(x) above, the affirmative vote of a majority of the voting power of the shares of outstanding Common Stock, which must include the shares held by the Reuters Entities, shall be required to alter, amend or repeal (by merger or otherwise) in a manner adverse to the interests of the Reuters Entities, or adopt any provision adverse to the interests of the Reuters Entities and inconsistent with, any provision of this Article VI and (y) until the expiration referred to in clause (i)(y) above, the affirmative vote of a majority of the voting power of the shares of outstanding Common Stock, which must include the shares held by the relevant Island Entity, shall be required to alter, amend or repeal (by merger or otherwise) in a manner adverse to the interests of such Island Entity, or adopt any provision adverse to the interests of such Island Entity and inconsistent with, any provision of this Article VI.

         H. The provisions of this Article VI shall in no way limit or eliminate a director's or stockholder's (if any) duties, responsibilities and obligations with respect to any proprietary information of the Instinet Entities and their Affiliates, including any duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. No amendment or repeal of this Article VI shall apply to or have any effect on the protections afforded hereby to any director or stockholder of the Instinet Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

                                   ARTICLE VII

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         The Corporation shall, in the case of directors, and may, in the case of officers and employees, indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestator is or was a director, officer or employee of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws.

                                   ARTICLE IX

         Except as provided in Articles V, VI and VII above, and notwithstanding any other Article of this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    ARTICLE X

         In accordance with Section 203(b)(1) of the DGCL relating to application of Section 203, the Corporation shall not be governed by Section 203 of the DGCL.

                                   ARTICLE XI

         Notwithstanding any other provision of this Certificate of Incorporation, this Certificate of Incorporation shall be construed and interpreted in a manner consistent with the provisions of the Corporate Agreement and the Stockholders Agreement.

         IN WITNESS WHEREOF, Instinet Group Incorporated has caused this Amended and Restated Certificate of Incorporation of the Corporation to be executed by an authorized officer of the Corporation this __ day of June, 2002.




                  Name:
                        -------------------
                  Title:
                        -------------------



                                                       By:
                                                           -------------------


                                    Exhibit H

                             PARENT BY-LAW AMENDMENT

                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                           INSTINET GROUP INCORPORATED

                                    ARTICLE I
                                CORPORATE OFFICES

         1.1. Registered Office. The registered office of the Corporation shall be fixed in the Amended and Restated Certificate of Incorporation of the Corporation.

         1.2. Other Offices. The board of directors may at any time establish branch or subordinate offices at any place or places where the Corporation is qualified to do business.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

         2.1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the board of directors. In the absence of any such designation, stockholders' meetings shall be held at the registered office of the Corporation.

         2.2. Annual Meeting. (a) The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors, which date shall be within thirteen (13) months of the last annual meeting of stockholders. At the annual meeting, directors shall be elected, and any other proper business may be transacted.

         (b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (B) otherwise properly brought before the meeting by or at the direction of the board of directors, or (C) otherwise properly brought before the meeting by a stockholder. For nominations or other business to be properly brought before a stockholders meeting by a stockholder pursuant to clause (C) of the preceding sentence, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such other business must otherwise be a proper matter for stockholder action under the Delaware General Corporation Law ("DGCL"), (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in paragraph (e) of this Section 2.2, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. The chairman of the annual meeting shall, if the facts warrant, determine and declare in good faith and in accordance with his or her fiduciary duties at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, the limitations on bringing matters to a meeting of shareholders contained in this paragraph (b) shall not apply to Reuters Group PLC, a public limited company organized under the laws of England and Wales and its Affiliates ("Reuters"), or a transferee from Reuters of at least a majority of the then outstanding shares of Common Stock and its Affiliates (a "Majority Transferee"), until the Trigger Date (as defined in the Amended and Restated Certificate of Incorporation); provided, however, that on or after the Trigger Date, the limitations contained in this paragraph (b) shall not apply to Reuters or a Majority Transferee solely with respect to the nomination or the removal of directors by Reuters or such Majority Transferee. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph
(b).

         (c) To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) days or more than seventy five (75) days prior to the first anniversary (the "Anniversary") of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year's meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of: (i) the day ninety (90) days in advance of such meeting or (ii) the day ten (10) days following the day on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment of a stockholders meeting commence a new time period for the giving of a stockholder's notice as described above. Notwithstanding the foregoing, the limitations contained in this paragraph (c) shall not apply to Reuters or a Majority Transferee until the Trigger Date; provided, however, that on or after the Trigger Date, the limitations contained in this paragraph (c) shall not apply to Reuters or a Majority Transferee solely with respect to the nomination or the removal of directors by Reuters or such Majority Transferee.

         (d) Notwithstanding anything in paragraph (c) of this Section 2.2 to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder's notice required by paragraph (f) of this Section
2.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

         (e) A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are owned beneficially by such stockholder, (d) any material interest of the stockholder in such business and (e) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice"). Notwithstanding the foregoing, the limitations contained in this paragraph (e) shall not apply to Reuters or a Majority Transferee until the Trigger Date; provided, however, that on or after the Trigger Date, the limitations contained in this paragraph
(e) shall not apply to Reuters or a Majority Transferee solely with respect to the nomination or the removal of directors by Reuters or such Majority Transferee.

         (f) Only persons who are nominated in accordance with the procedures set forth in this paragraph (f) shall be eligible for election as directors. Nominations of persons for election to the board of directors of the Corporation may be made at a meeting of stockholders by or at the direction of the board of directors or by any stockholder of the Corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (f). Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation in accordance with the provisions of paragraphs (c) and (d) of this Section 2.2. Such stockholder's notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (or any successor thereto) (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (f) of this Section 2.2. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded. Notwithstanding the foregoing, this paragraph (f) shall not apply to Reuters or a Majority Transferee with respect to the nomination of directors by Reuters or such Majority Transferee. Notwithstanding the foregoing, this paragraph (f) shall be construed in a manner consistent with the Corporate Agreement, dated May 17, 2001, entered into between the Corporation and Reuters Limited, a company organized under the laws of England and Wales (as such agreement may be amended from time to time, the "Corporate Agreement") and the Stockholders Agreement by and among the Corporation, Reuters Limited, Reuters C Corp, Reuters Holdings Switzerland SA, Bain Capital Fund VII, LLC, Bain Capital VII Coinvestment Fund, LLC, BCI Datek Investors, LLC, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B, Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., TA IX, LP, Advent Atlantic & Pacific III L.P., 1998 GPH Fund, LLC, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners and 2000 Exchange Place Fund, LLC (as such agreement may be amended from time to time, the "Stockholders Agreement").

         (g) For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by Reuters or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

         (h) Notwithstanding the foregoing provisions of this Section 2.2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.2. Nothing in this Section 2.2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act

         2.3. Organization. Meetings of stockholders shall be presided over by the chairman of the board, if any, or in his or her absence by the chief executive officer, if any, or in his or her absence by the vice chairman of the board, if any, or in his or her absence, or in the absence of the foregoing persons by a chairman of the meeting, which chairman must be an officer or director of the Company, designated by the board of directors. The secretary or in his or her absence an assistant secretary or in the absence of the secretary and all assistant secretaries a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

         The board of directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot and adjourning the meeting to another place, if any, date and time. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

         2.4. Notice of Stockholders' Meetings. All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting, except as otherwise provided herein or required from time to time by the DGCL or the Amended and Restated Certificate of Incorporation of the Corporation. The notice shall specify the place, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting and (i) in the case of a special meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the stockholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

         2.5. Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of stockholders shall be given either personally or by mail, telecopy, telegram or other electronic transmission. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the Corporation or given by the stockholder to the Corporation for the purpose of notice. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or at the time of transmission when sent by telecopy, telegram or other electronic transmission.

         An affidavit of the mailing or other means of giving any notice of any stockholders' meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report.

         2.6. Quorum; VOTING. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the stockholders by the vote of the holders of a majority of the stock, present in person or represented by proxy shall have power to adjourn the meeting in accordance with Section 2.8 of these Bylaws.

         When a quorum is present at any meeting, all elections shall be determined by a plurality of the votes cast and the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any other question brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Amended and Restated Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question.

         If a quorum be initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting the quorum.

         If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

         2.7. Adjourned Meeting; Notice. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the chairman of the meeting.

         When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.6 and 2.7 of these Bylaws. At any adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

         2.8. Voting; RIGHTS. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section
2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgers and joint owners, and to voting trusts and other voting agreements).

         Except as may be otherwise provided in the Amended and Restated Certificate of Incorporation, by these Bylaws or required by law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

         2.9. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or of the Amended and Restated Certificate of Incorporation or these Bylaws, a written waiver thereto, signed by the person entitled to notice or waiver by electronic transmission by such person, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to notice. Attendance by a person at a meeting shall also constitute a waiver of notice of and presence at that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice of the meeting but not so included, if that objection is expressly made at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the Amended and Restated Certificate of Incorporation or these Bylaws.

         2.10. Record Date for Stockholder Notice. For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the Amended and Restated Certificate of Incorporation, by these Bylaws or by applicable law.

         If the board of directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

         A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting, but the board of directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

         The record date for any other purpose shall be as provided in Section
8.1 of these Bylaws.

         2.11. Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy filed with the secretary of the Corporation. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the secretary of the Corporation.

         2.12. Inspectors of Election. Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one
(1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any stockholder or a stockholder's proxy shall, appoint a person to fill that vacancy.

         Such inspectors shall:

         (a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

         (b) receive votes, ballots or consents;

         (c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

         (d) count and tabulate all votes or consents;

         (e) determine when the polls shall close;

         (f) determine the result; and

         (g) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

         The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

                                   ARTICLE III
                                    DIRECTORS

         3.1. Powers. Subject to the provisions of the DGCL and to any limitations in the Amended and Restated Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

         3.2. Resignation and Vacancies. Any director may resign effective on giving written notice to the chairman of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors may elect a successor to take office when the resignation becomes effective.

         Unless otherwise provided in the Amended and Restated Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may, unless otherwise required by law or by resolution of the board of directors, be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director's successor shall have been duly elected and qualified.

         If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Notwithstanding the foregoing in this Section 3.2, the directors then in office shall fill such vacancies, to the extent permitted by applicable law, consistent with the terms of the Corporate Agreement and the Stockholders Agreement.

         3.3. Place of Meetings; Meetings by Telephone. Regular meetings of the board of directors may be held at any place within or outside the State of Delaware that has been designated from time to time by resolution of the board of directors. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the board of directors may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the Corporation.

         Any meeting, regular or special, may be held by conference telephone or other communications equipment by means of which directors participating in the meeting can hear one another; and all such directors shall be deemed to be present in person at the meeting.

         3.4. Regular Meetings. Regular meetings of the board of directors may be held without notice if the times of such meetings are fixed by the board of directors.

         3.5. Special Meetings; Notice. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the chief executive officer (whether or not a director) or by any two or more of the directors.

         Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by mail, telecopy, telegram or other electronic transmission, charges prepaid, addressed to each director at that director's address as it is shown on the records of the Corporation or if the address is not readily ascertainable, notice shall be addressed to the director at the city or place in which the meetings of directors are regularly held. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, telecopy, telegram or other electronic transmission, it shall be delivered personally or by telephone or other electronic transmission at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. If the meeting is to be held at the principal executive office of the Corporation, the notice need not specify the place of the meeting. Moreover, a notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

         3.6. Quorum. A majority of the Whole Board (as defined in the Amended and Restated Certificate of Incorporation) shall constitute a quorum for the transaction of business, except to fill vacancies in the board of directors as provided in Section 3.2 and to adjourn as provided in Section 3.8 of these Bylaws. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the board of directors, subject to the provisions of the Amended and Restated Certificate of Incorporation and applicable law.

         A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

         3.7. Waiver of Notice. Notice of a meeting need not be given to any director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such directors. The transactions of any meeting of the board, however called and noticed or wherever held, are as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice. All such waivers shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the board of directors.

         3.8. Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

         3.9. Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given if announced at the meeting from which the adjournment is taken unless the meeting is adjourned for more than twenty-four
(24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.5 of these Bylaws, to the directors who were not present at the time of the adjournment.

         3.10. Board Action by Written Consent Without a Meeting. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken by the board of directors may be taken without a meeting, provided that all members of the board of directors consent in writing, or by electronic transmission, to that action and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent shall have the same force and effect as a unanimous vote of the board of directors.

         3.11. Organization. At any meeting of the board of directors, business shall be transacted in such order and manner as the board of directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

         3.12. Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or paid a stated salary or other compensation as director. This Section 3.12 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

                                   ARTICLE IV
                                   COMMITTEES

         4.1. Committees of Directors. The board of directors may designate one
(1) or more committees, each consisting of one or more directors, to serve at the pleasure of the board of directors with such lawfully delegable powers and duties as it thereby confers. The board of directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Any committee, to the extent provided in the resolution of the board, shall have all the authority of the board, but no such committee shall have the power or authority to (i) approve or adopt or recommend to the stockholders any action or matter that requires the approval of the stockholders or (ii) adopt, amend or repeal any Bylaw of the Corporation. Notwithstanding the foregoing in this Section 4.1, the directors then in office shall, to the extent permitted by applicable law, appoint those directors to serve on any such committee consistent with the terms of the Corporate Agreement and the Stockholders Agreement.

         4.2. Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.3 (place of meetings),
Section 3.4 (regular meetings), Section 3.5 (special meetings and notice),
Section 3.7 (waiver of notice), Section 3.8 (adjournment), Section 3.9 (notice of adjournment), and Section 3.10 (action without meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee, that special meetings of committees may also be called by the chairperson of the committee or by resolution of the board of directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. In addition, for purposes of this
Section 4.2, one-third (1/3) of the members of any committee of the board of directors shall constitute a quorum unless the committee shall consist of one
(1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. The board of directors or the committee may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

         4.3. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

                                    ARTICLE V
                                    OFFICERS

         5.1. Officers. The officers of this Corporation shall consist of a chief executive officer, president, one or more vice presidents, a secretary and a chief financial officer who shall be chosen by the board of directors and such other officers, including but not limited to a chairman of the board, a vice chairman of the board, and a treasurer as the board of directors shall deem expedient, who shall be chosen in such manner as the board of directors may prescribe. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any two or more of such offices may be held by the same person. The board of directors may designate one or more vice presidents as executive vice presidents or senior vice presidents. The board of directors may from time to time designate any executive vice president as the chief operating officer of the Corporation. Any vice president, treasurer or assistant treasurer, or assistant secretary respectively may exercise any of the powers of the president, the chief financial officer, or the secretary, respectively, as directed by the board of directors and shall perform such other duties as are imposed upon such officer by the Bylaws or the board of directors.

         5.2. Election of Officers. In addition to officers elected by the board of directors in accordance with Sections 5.1 and 5.3, the Corporation may have one or more appointed vice presidents. Such vice presidents may be appointed by the chairman of the board, the chief executive officer, or the president, and shall have such duties as may be established by the chairman, chief executive officer or president. Vice presidents appointed pursuant to this Section 5.2 may be removed in accordance with Section 5.4.

         5.3. Terms of Office and Compensation. The term of office and salary of each of said officers and the manner and time of the payment of such salaries shall be fixed and determined by the board of directors and may be altered by said board from time to time at its pleasure, subject to the rights, if any, of said officers under any contract of employment.

         5.4. Removal; Resignation of Officers and Vacancies. Any officer of the Corporation may be removed at the pleasure of the board of directors at any meeting or, except in the case of an officer chosen by the board of directors, at the pleasure of any officer who may be granted such power by a resolution of the board of directors. Any officer may resign at any time, absent any contractual provision to the contrary, upon written notice to the Corporation without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. If any vacancy occurs in any office of the Corporation, the board of directors may elect a successor to fill such vacancy.

         5.5. Chairman of the Board. The chairman of the board shall have general supervision, direction and control of the Corporation's business and its officers, and, if present, preside at meetings of the stockholders and the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these Bylaws. The chairman of the board shall have the power and duty to call meetings of the board of directors to be held, subject to the limitations prescribed by law or by these Bylaws, at such times and at such places as the chairman of the board shall deem proper. The chairman of the board shall report to the board of directors.

         5.6. Vice Chairman of the Board. The vice chairman of the board of directors, if there shall be one, shall, in the case of the absence, disability or death of the chairman, exercise all the powers and perform all the duties of the chairman of the board, except to the extent any such powers or duties are conferred upon the chief executive officer by the Amended and Restated Certificate of Incorporation, these Bylaws or the resolution of the board of directors. The vice chairman shall have such other powers and perform such other duties as may be granted or prescribed by the board of directors.

         5.7. CHIEF EXECUTIVE OFFICER. The chief executive officer shall have such powers and duties as the board of directors may from time to time prescribe. The president, if different from the chief executive officer, and other executive officers of the Corporation shall report to the chief executive officer.

         5.8.  President.  The powers and duties of the president are:

         (a) To affix the signature of the Corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the board of directors or which, in the judgment of the chief executive officer or the president, should be executed on behalf of the Corporation, and to sign certificates for shares of stock of the Corporation.

         (b) To have such other powers and be subject to such other duties as the board of directors may from time to time prescribe.

         5.9. Vice Presidents. In case of the absence, disability or death of the president, the elected vice president, or one of the elected vice presidents, shall exercise all the powers and perform all the duties of the president. If there is more than one elected vice president, the order in which the elected vice presidents shall succeed to the powers and duties of the president shall be as fixed by the board of directors. The elected vice president or elected vice presidents shall have such other powers and perform such other duties as may be granted or prescribed by the board of directors.

         Vice presidents appointed pursuant to Section 5.2 shall have such powers and duties as may be fixed by the chairman, chief executive officer or president, except that such appointed vice presidents may not exercise the powers and duties of the president.

         5.10.  Secretary.  The powers and duties of the secretary are:

         (a) To keep a book of minutes at the principal office of the Corporation, or such other place as the board of directors may order, of all meetings of its directors and stockholders with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of shares present or represented at stockholders' meetings and the proceedings thereof.

         (b) To keep the seal of the Corporation and affix the same to all instruments which may require it.

         (c) To keep or cause to be kept at the principal office of the Corporation, or at the office of the transfer agent or agents, a share register, or duplicate share registers, showing the names of the stockholders and their addresses, the number of and classes of shares, and the number and date of cancellation of every certificate surrendered for cancellation.

         (d) To keep a supply of certificates for shares of the Corporation, to fill in all certificates issued, and to make a proper record of each such issuance; provided, that so long as the Corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the Corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents.

         (e) To transfer upon the share books of the Corporation any and all shares of the Corporation; provided, that so long as the Corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the Corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents, and the method of transfer of each certificate shall be subject to the reasonable regulations of the transfer agent to which the certificate is presented for transfer, and also, if the Corporation then has one or more duly appointed and acting registrars, to the reasonable regulations of the registrar to which the new certificate is presented for registration; and provided, further that no certificate for shares of stock shall be issued or delivered or, if issued or delivered, shall have any validity whatsoever until and unless it has been signed or authenticated in the manner provided in Section 8.5 hereof.

         (f) To make service and publication of all notices that may be necessary or proper, and without command or direction from anyone. In case of the absence, disability, refusal, or neglect of the secretary to make service or publication of any notices, then such notices may be served and/or published by the assistant secretary, or by the president or a vice president, or by any person thereunto authorized by either of them or by the board of directors or by the holders of a majority of the outstanding shares of the Corporation.

         (g) Generally to do and perform all such duties as pertain to the office of secretary and as may be required by the board of directors.

         5.11. Chief Financial Officer. The powers and duties of the chief financial officer are:

         (a) To supervise the corporate-wide treasury functions and financial reporting to external bodies.

         (b) To have the custody of all funds, securities, evidence of indebtedness and other valuable documents of the Corporation and, at the chief financial officer's discretion, to cause any or all thereof to be deposited for account of the Corporation at such depositary as may be designated from time to time by the board of directors.

         (c) To receive or cause to be received, and to give or cause to be given, receipts and acquittances for monies paid in for the account of the Corporation.

         (d) To disburse, or cause to be disbursed, all funds of the Corporation as may be directed by the board of directors, taking proper vouchers for such disbursements.

         (e) To render to the president and to the board of directors, whenever they may require, accounts of all transactions and of the financial condition of the Corporation.

         (f) Generally to do and perform all such duties as pertain to the office of chief financial officer and as may be required by the board of directors.

         5.12. Delegation of authority. The board of directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

         5.13. securities of other corporations. Unless otherwise directed by the board of directors, the president or any officer of the corporation authorized by the president shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other Corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other Corporation.

                                   ARTICLE VI
                INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
                                AND OTHER AGENTS

         6.1. Indemnification of Directors and Officers. The Corporation shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including reasonable attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law,
(ii) the proceeding was authorized in advance by the board of directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. For purposes of this Section 6.1, a "director" or "officer" of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

         6.2. Indemnification of Others. The Corporation shall have the power, to the maximum extent and in the manner permitted by the DGCL, to indemnify each of its employees and agents (other than directors and officers) against expenses (including reasonable attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an employee or agent of the Corporation. For purposes of this Section 6.2, an "employee" or "agent" of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

         6.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

         6.4. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, upon receipt of an undertaking, if required under the DGCL, by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise; provided, however, that the Corporation shall not be required to advance expenses to any director or officer in connection with any proceeding (or part thereof) initiated by such person unless the proceeding was authorized in advance by the board of directors of the Corporation.

         Notwithstanding the foregoing, unless otherwise determined pursuant to
Section 6.5, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

         6.5. Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

         6.6. Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         6.7. Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

                                   ARTICLE VII
                               RECORDS AND REPORTS

         7.1. Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

         Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation's stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

         7.2. Inspection by Director. Any director shall have the right to examine the Corporation's stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director.

                                  ARTICLE VIII
                                 GENERAL MATTERS

         8.1. Record Date for Purposes Other than Notice and Voting. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided in the Amended and Restated Certificate of Incorporation, by these Bylaws, by agreement or by law.

         If the board of directors does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution.

         8.2. Checks; Drafts; Evidences of Indebtedness. From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

         8.3. Corporate Contracts and Instruments; How Executed. The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

         8.4. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the following year.

         8.5. Stock Certificates. Every holder of shares of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chairman or vice chairman of the board of directors, or the president or a vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

         8.6. STATEMENT OF RIGHTS. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock or the notice sent to holders of uncertificated shares; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock or such notice to holders of uncertificated shares a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

         8.7. Lost Certificates. The Corporation may issue a new share certificate or new certificate for any other security in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner's legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. The board of directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

         8.8. Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

         8.9. Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

         8.10. Provisions Contrary to Provisions of Law. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in Section 8.9 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

         8.11. Notices. Any reference in these Bylaws to the time a notice is given or sent means, unless otherwise expressly provided, the time a written notice by mail is deposited in the United States mails, postage prepaid; or the time any other written notice is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient; or the time any oral notice is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

         8.12. fACSIMILE SIGNATURES. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the board of directors or a committee thereof.

         8.13. reliance upon books, reports and records. Each director, each member of any committee designated by the board of directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the board of directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

         8.13. time periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

                                   ARTICLE IX

         Notwithstanding any other provision of these Bylaws, these Bylaws shall be construed and interpreted in a manner consistent with the provisions of the Corporate Agreement.

                                    ARTICLE X
                                   AMENDMENTS

         Subject to Section 6.7 hereof, the original or other bylaws of the Corporation may be adopted, amended or repealed (1) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat; provided, however, that from and after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding share of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation; and, provided, further, however, that in the case of any such stockholder action at a special meeting of stockholders from and after the Trigger Date, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the board of directors. The fact that the power to amend these Bylaws has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.
         Whenever an amendment or new bylaw is adopted, it shall be copied in the book of Bylaws with the original Bylaws, in the appropriate place. If any bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or the filing of the operative written consent(s) shall be stated in said book.